Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225648

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated June 14, 2018)

$3,000,000,000

    % Mandatory Convertible Preferred Stock, Series A

We are offering $3.0 billion of shares of our      % Mandatory Convertible Preferred Stock, Series A, par value $0.001 (“Mandatory Convertible Preferred Stock”). Each share of our Mandatory Convertible Preferred Stock has a liquidation preference of $1,000.

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors at an annual rate of     % on the liquidation preference of $1,000 per share. We may pay declared dividends, at our election, in cash or, subject to certain limitations, in shares of our common stock or a combination of cash and shares of our common stock at our election. The regular dividend payment dates for the Mandatory Convertible Preferred Stock will be March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2019, and to, and including, September 30, 2022.

Unless earlier converted, each share of the Mandatory Convertible Preferred Stock will automatically convert on the second business day immediately following the last trading day of the settlement period into between                  and                  shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion of the Mandatory Convertible Preferred Stock will be determined based on the Average VWAP (as defined herein) per share of our common stock over the 20 consecutive trading day period beginning on and including the 21st scheduled trading day immediately preceding September 30, 2022, which we refer to as the “Settlement Period.” At any time prior to September 30, 2022, holders may elect to convert each share of the Mandatory Convertible Preferred Stock into shares of our common stock at the minimum conversion rate of                  shares of our common stock per share of the Mandatory Convertible Preferred Stock, subject to anti-dilution adjustments; provided, however, that if holders elect to convert any shares of the Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of a Fundamental Change (as defined herein), such shares of the Mandatory Convertible Preferred Stock will be converted into shares of our common stock at the Fundamental Change Conversion Rate (as defined herein), and the holders will also be entitled to receive a Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount (each as defined herein).

The Mandatory Convertible Preferred Stock will not be redeemable at our election.

We intend to use the net proceeds of this offering to repay a portion of the outstanding borrowings under our Existing Term Loan Facilities (as defined herein) on a pro rata basis. See “Use of Proceeds.”

Prior to this offering, there has been no public market for the Mandatory Convertible Preferred Stock. We intend to apply to have the Mandatory Convertible Preferred Stock listed on The Nasdaq Global Select Market under the symbol “AVGO.A.” Our common stock is listed on The Nasdaq Global Select Market under the symbol “AVGO.” On September 23, 2019, the last reported sale price of our common stock on The Nasdaq Global Select Market was $285.46 per share.

Investing in the Mandatory Convertible Preferred Stock involves risks. You should read this prospectus supplement and the accompanying prospectus carefully before you make an investment decision. See “Risk Factors” beginning on page S-15 of this prospectus supplement, as well as the documents we file with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein for more information.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to Broadcom Inc. (before expenses)	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting (Conflicts of Interest).”

We have granted the underwriters an option, exercisable in whole or from time to time in part, to purchase up to an additional $450.0 million of shares of our Mandatory Convertible Preferred Stock from us solely to cover over-allotments, if any, at the public offering price per share shown above, less the underwriting discount, exercisable for 30 days after the date of this prospectus supplement. See “Underwriting.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Mandatory Convertible Preferred Stock to purchasers on or about                 , 2019.

Joint Book-Running Managers

(in alphabetical order)

BofA Merrill Lynch	Citigroup	J.P. Morgan	Morgan Stanley

Barclays	BMO Capital Markets	BNP PARIBAS

HSBC	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is                    , 2019

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which describes more general information about securities we may offer from time to time, some of which does not apply to this offering of Mandatory Convertible Preferred Stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in this prospectus supplement or any related free writing prospectus differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement or the related free writing prospectus.

Except as the context otherwise requires, in this prospectus supplement and the accompanying prospectus, the terms “we,” “us,” “our,” “the Company” and “Broadcom” refer to Broadcom Inc. and its consolidated subsidiaries. Unless otherwise indicated, all financial data in this prospectus supplement refer to continuing operations only.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Mandatory Convertible Preferred Stock in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement, any related free writing prospectus and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement, any related free writing prospectus and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement, any related free writing prospectus or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Mandatory Convertible Preferred Stock. We are not making any representation to you regarding the legality of an investment in the Mandatory Convertible Preferred Stock by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement, any related free writing prospectus and the accompanying prospectus that we provide or make available to you before making your investment decision.

We and the underwriters have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, any free writing prospectus or the accompanying prospectus we provide to you. Neither we nor the underwriters take any responsibility for, and cannot provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, any free writing prospectus or the accompanying prospectus we provide to you. We and the underwriters are not making an offer of the Mandatory Convertible Preferred Stock in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, any free writing prospectus or the accompanying prospectus is accurate as of any date other than the date on the front of that document.

We operate on a 52- or 53-week fiscal year ending on the Sunday closest to October 31 in a 52-week year and the first Sunday in November in a 53-week year. Our fiscal year ending November 3, 2019 is a 52- week year which we refer to as “fiscal year 2019.” The third quarter of our fiscal year 2019 ended on August 4, 2019. Our fiscal year ended November 4, 2018, which we refer to as “fiscal year 2018,” was a 53-week fiscal year. Our fiscal year ended October 29, 2017, which we refer to as “fiscal year 2017,” was a 52-week fiscal year.

S-ii

FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement and the documents incorporated by reference herein should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended November 4, 2018 (our “Annual Report”) and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 4, 2019 (our “Quarterly Report”), which are incorporated by reference herein. This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements (including within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”)) concerning us. These statements include, but are not limited to, statements that address our expected future business and financial performance and other statements identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of our management, as well as assumptions made by, and information currently available to, such management, current market trends and market conditions and involve risks and uncertainties, many of which are outside our control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements. Particular uncertainties that could materially affect future results include risks associated with: any loss of our significant customers and fluctuations in the timing and volume of significant customer demand; our dependence on contract manufacturing and outsourced supply chain; global economic conditions and concerns; any acquisitions we may make, such as delays, challenges and expenses associated with receiving governmental and regulatory approvals and satisfying other closing conditions, and with integrating acquired companies with our existing businesses and our ability to achieve the benefits, growth prospects and synergies expected by such acquisitions, including our pending Symantec Corporation transaction; government regulations and trade restrictions; our ability to accurately estimate customers’ demand and adjust our manufacturing and supply chain accordingly; our significant indebtedness and the need to generate sufficient cash flows to service and repay such debt; dependence on and risks associated with distributors of our products; dependence on senior management and our ability to attract and retain qualified personnel; international political and economic conditions; involvement in legal or administrative proceedings; our dependency on a limited number of suppliers; quarterly and annual fluctuations in operating results; cyclicality in the semiconductor industry or in our target markets; our competitive performance and ability to continue achieving design wins with our customers, as well as the timing of any design wins; prolonged disruptions of our or our contract manufacturers’ manufacturing facilities or other significant operations; our ability to improve our manufacturing efficiency and quality; our dependence on outsourced service providers for certain key business services and their ability to execute to our requirements; our ability to maintain or improve gross margin; our ability to protect our intellectual property and the unpredictability of any associated litigation expenses; compatibility of our software products with operating environments, platforms or third-party products; our ability to enter into satisfactory software license agreements; sales to our government clients; availability of third party software used in our products; use of open source code sources in our products; any expenses or reputational damage associated with resolving customer product warranty and indemnification claims; our ability to sell to new types of customers and to keep pace with technological advances; market acceptance of the end products into which our products are designed; our ability to protect against a breach of security systems; changes in accounting standards; fluctuations in foreign exchange rates; the amount and frequency of our stock repurchases; our provision for income taxes and overall cash tax costs, legislation that may impact our overall cash tax costs and our ability to maintain tax concessions in certain jurisdictions; and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature. All of the forward-looking statements in this prospectus supplement and the documents incorporated by reference herein are qualified in their entirety by reference to the factors listed above and those discussed under the heading “Risk Factors” herein and in Part I, Item 1A of our Annual Report and Part II, Item 1A of our Quarterly Report. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement and the documents incorporated by reference herein may not in fact occur. We undertake no intent or obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

S-iii

TRADEMARKS

The names and marks of Broadcom and its businesses that appear in this prospectus supplement and the documents incorporated by reference are the proprietary trademarks, trade names and service marks of Broadcom that we own. Other trademarks, trade names or service marks of any other companies appearing in this prospectus supplement belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus supplement may appear without the ®, TM or SM symbols, but that does not mean that we will not enforce our rights and the rights of our licensors to the full extent of the law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.broadcom.com. Our website is not a part of this prospectus supplement or the accompanying prospectus.

S-iv

BASIS OF PRESENTATION

Broadcom Inc., a Delaware corporation, is the successor to Broadcom Pte. Ltd. (formerly Broadcom Limited), a Singapore company (“Broadcom-Singapore”). On April 4, 2018, all Broadcom-Singapore outstanding ordinary shares were exchanged for newly issued shares of Broadcom common stock (the “Redomiciliation Transaction”). As a result, Broadcom-Singapore became a wholly-owned subsidiary of Broadcom. In addition, all outstanding exchangeable limited partnership units (“LP Units”) of Broadcom Cayman L.P. (the “Partnership”), a former subsidiary of Broadcom-Singapore, were mandatorily exchanged (the “Mandatory Exchange”) for newly issued shares of Broadcom common stock and all limited partners of the Partnership became common stockholders of Broadcom eliminating their non-controlling interest. Also, all related outstanding special preference shares of Broadcom-Singapore were automatically redeemed upon the Mandatory Exchange. We deregistered the Partnership and subsequently liquidated Broadcom-Singapore.

The Redomiciliation Transaction was accounted for as an exchange of equity interests among entities under common control and the historical basis of accounting was retained as if the entities had always been combined for financial reporting purposes.

The financial statements incorporated by reference into this prospectus supplement relate to Broadcom-Singapore for the periods from February 1, 2016 to April 4, 2018, the effective date of the Redomiciliation Transaction, and relate to Broadcom for periods after April 4, 2018. Unless stated otherwise or the context otherwise requires, references to “Broadcom,” “we,” “our” and “us” mean Broadcom Inc. and its consolidated subsidiaries from and after the effective time of the Redomiciliation Transaction and, prior to that time, to our predecessor, Broadcom-Singapore.

On February 1, 2016, pursuant to an Agreement and Plan of Merger, dated as of May 28, 2015, as amended, among Avago Technologies Limited, a public limited company incorporated under the laws of the Republic of Singapore (“Avago”), Broadcom Corporation, Broadcom-Singapore and other parties thereto, Avago, Broadcom Corporation and Broadcom-Singapore consummated a scheme of arrangement and certain merger transactions, as a result of which Avago and Broadcom Corporation became indirect subsidiaries of Broadcom-Singapore. Under the scheme of arrangement under Singapore law (the “Avago Scheme”), all issued ordinary shares in the capital of Avago were exchanged on a one-for-one basis for newly issued ordinary shares in the capital of Broadcom-Singapore. The Avago Scheme was accounted for in all periods presented using a carryover basis, similar to a pooling-of-interests, resulting in the retention of the historical basis of accounting. Broadcom-Singapore was the successor to Avago and Broadcom Corporation for accounting and financial reports and certain other purposes under both the Securities Act and the Exchange Act. Accordingly, certain of Broadcom’s historical reports filed under the Exchange Act are incorporated by reference in this prospectus supplement and this prospectus supplement includes historical financial statements and certain financial data of Avago and Broadcom-Singapore, in lieu of financial statements of Broadcom Inc. Financial statements and financial data for the period prior to February 1, 2016 relate to Avago.

On November 5, 2018, we acquired CA, Inc. (“CA”) for $16.1 billion, net of cash acquired (the “CA Merger”). The results of operations of CA are included in our unaudited condensed consolidated financial statements commencing as of November 5, 2018.

Subsequent to the CA Merger, we changed our organizational structure, resulting in three reportable segments: semiconductor solutions, infrastructure software and intellectual property (“IP”) licensing.

S-v

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement.

Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below filed by Broadcom (File No. 001-37690) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended November 4, 2018;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended November 4, 2018 from our definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Shareholders;

•	Quarterly Reports on Form 10-Q for the quarters ended February 3, 2019, May 5, 2019 and August 4, 2019; and

•

Current Reports on Form 8-K filed on November 5, 2018, December 6, 2018, January  9, 2019, January 14, 2019, January  25, 2019, March 14, 2019, April  1, 2019, April 5, 2019, May  7, 2019, June 13, 2019, August  9, 2019, September 12, 2019 and September 13, 2019, as well as Broadcom’s Current Report on Form 8-K/A filed with the SEC on January 14, 2019, amending its Current Report on Form 8-K filed on November 5, 2018.

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, or in any document or other information that is deemed to have been furnished to and not filed with the SEC, is not incorporated by reference in this prospectus supplement, the accompany prospectus or the registration statement of which this document is a part.

The foregoing list of documents supersedes and replaces the list set forth under “Incorporation by Reference” in the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Broadcom Inc.

Attn: Investor Relations

1320 Ridder Park Drive

San Jose, California 95131 U.S.A.

Telephone: +1 (408) 433-8000

S-vi

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before making an investment. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section in this prospectus supplement, our Annual Report and our Quarterly Report, as well as our consolidated financial statements and the related notes thereto and the other documents incorporated by reference, which are described under “Incorporation by Reference” on page S-vi of this prospectus supplement.

Broadcom

We are a global technology leader that designs, develops and supplies a broad range of semiconductor and infrastructure software solutions. We develop semiconductor devices with a focus on complex digital and mixed signal complementary metal oxide semiconductor based devices and analog III-V based products. We have a history of innovation and offer thousands of products that are used in end products such as enterprise and data center networking, home connectivity, set-top boxes, broadband access, telecommunication equipment, smartphones and base stations, data center servers and storage systems, factory automation, power generation and alternative energy systems, and electronic displays. Our infrastructure software solutions enable customers to plan, develop, automate, manage and secure applications across mobile, cloud, distributed and mainframe platforms.

Subsequent to the CA Merger, we changed our organizational structure resulting in three reportable segments: semiconductor solutions, infrastructure software and IP licensing. Our semiconductor solutions segment includes all of our semiconductor product lines, except for those related to our fibre channel storage area networking (“FC SAN”) products. Our infrastructure software segment includes our FC SAN products and the CA mainframe and enterprise software solutions. Our IP licensing segment includes the results of our IP licensing business.

Recent Developments

Pending Acquisition of Symantec Enterprise Security Business

On August 8, 2019, we entered into an asset purchase agreement (the “Symantec Purchase Agreement”) with Symantec Corporation, a Delaware corporation (“Symantec”). Subject to the terms and conditions of the Symantec Purchase Agreement, we have agreed to purchase certain assets and assume certain liabilities of Symantec’s Enterprise Security business (the “Symantec Business”) for approximately $10.7 billion in cash, on a cash-free, debt-free basis (the “Acquisition”).

Broadcom and Symantec have made customary representations and warranties and agreed to customary covenants in the Symantec Purchase Agreement, including a covenant by Symantec to conduct the Symantec Business in all material respects in the ordinary course of business consistent with past practice from the signing of the Symantec Purchase Agreement until the closing of the Acquisition. The closing of the Acquisition is subject to customary conditions, including receipt of certain regulatory approvals. The Symantec Purchase Agreement also provides that, following the closing of the Acquisition, each party will have certain indemnification obligations, including with respect to breaches of covenants and for losses arising from certain assumed or retained liabilities, as applicable. The Symantec Purchase Agreement contains customary termination rights, including that either party may terminate the agreement if the closing of the Acquisition has not occurred on or before February 8, 2020, subject to a three-month extension in certain circumstances.

The foregoing description of the Symantec Purchase Agreement is not complete and is subject to and qualified in its entirety by reference to the Symantec Purchase Agreement, which is included as part of our Current Report on Form 8-K filed with the SEC on August 9, 2019 and incorporated by reference into this prospectus supplement. See “Incorporation by Reference.”

Debt Financing

In connection with the execution of the Symantec Purchase Agreement, Broadcom entered into an amended and restated commitment letter (the “Commitment Letter”), dated as of August 20, 2019, with the financial institutions party thereto, pursuant to which such financial institutions have committed to provide, subject to the terms and conditions of the Commitment Letter, (i) up to $12 billion in term loans to fund the Acquisition and related working capital needs and costs and expenses related thereto and (ii) up to $3.5 billion in term loans to fund the refinancing of certain existing senior notes of Broadcom and its subsidiaries maturing in the first quarter of our fiscal year 2020 (which begins on November 4, 2019) and costs and expenses related thereto.

The Offering

The following summary contains basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering carefully before making an investment decision.

As used in this section, references to “Broadcom Inc.,” “the Issuer,” “we,” “us” and “our” mean Broadcom Inc., excluding its subsidiaries and affiliates.

Issuer	Broadcom Inc.

Securities Offered	$3.0 billion of shares of our % Mandatory Convertible Preferred Stock, Series A, par value $0.001 per share (the “Mandatory Convertible Preferred Stock”).

Public Offering Price	$ per share of the Mandatory Convertible Preferred Stock.

Liquidation Preference	$1,000 per share of the Mandatory Convertible Preferred Stock.

Underwriters’ Option	We have granted the underwriters a 30-day option to purchase up to an additional $450.0 million of shares of Mandatory Convertible Preferred Stock from us solely to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Dividends

            % of the liquidation preference of $1,000 per share of the Mandatory Convertible Preferred Stock per annum. Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the first original issue date, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends, and, to the extent that we are legally permitted to pay dividends and not prohibited under the terms of our indebtedness, our board of directors (which term, as used in this summary, includes an authorized committee of the board) declares a dividend with respect to the Mandatory Convertible Preferred Stock, we will pay such dividend in cash or, subject to certain limitations, in shares of our common stock or by delivery of any combination of cash and shares of our common stock, as determined by us in our sole discretion, on each dividend payment date; provided, however, that any undeclared and unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates to holders of record of the Mandatory Convertible Preferred Stock on the immediately preceding March 15, June 15, September 15 or December 15, as applicable (each a “Record Date”), whether or not such holders convert their shares, or such shares are automatically converted, after a Record Date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $         per share. Each subsequent dividend is expected to be $         per share.

Accumulated and unpaid dividends for any past dividend period will not bear interest. See “Description of Mandatory Convertible Preferred Stock—Dividends.”

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the Average VWAP (as defined under “Description of Mandatory Convertible Preferred Stock—Certain Definitions”) per share of our common stock over the five consecutive trading day period beginning on and including the sixth scheduled trading day prior to the applicable dividend payment date (such average, the “Average Price”). In no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $ , which amount represents approximately 35% of the Initial Price (as defined below) (subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as described below) (such dollar amount, as adjusted, the “Floor Price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the Average Price, we will, if we are legally able to do so, and to the extent permitted under the terms of our indebtedness, pay such excess amount in cash.

The Initial Price will initially be $ , and the Initial Price as of any time is calculated by dividing $1,000 by the Maximum Conversion Rate in effect at that time. The initial Maximum Conversion Rate is shares of our common stock per share of Mandatory Convertible Preferred Stock and is subject to adjustment as described herein. Accordingly, an adjustment to the Maximum Conversion Rate will result in an inversely proportional adjustment to the Initial Price.

Dividend Payment Dates	March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2019, to, and including, September 30, 2022.

Mandatory Conversion Date	The second business day immediately following the last trading day of the Settlement Period (as defined below). The Mandatory Conversion Date is expected to be September 30, 2022.

Mandatory Conversion	On the Mandatory Conversion Date, each share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert into shares of our common stock based on the conversion rate as described below.

If we declare a dividend for the dividend period ending on September 30, 2022, we will pay such dividend to the holders of record as of the close of business on the Record Date immediately preceding such date, as described above. If, prior to September 15, 2022, we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends (such amount, the “Additional Conversion Amount”) divided by the greater of the Floor Price and 97% of the Average Price. To the extent that the Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, if we are legally able to do so, and to the extent permitted under the terms of our indebtedness, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.

Conversion Rate	The conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than shares of our common stock (“Maximum Conversion Rate”) and not less than shares of our common stock (“Minimum Conversion Rate”), depending on the Applicable Market Value of our common stock, as described below and subject to certain anti-dilution adjustments.

The “Applicable Market Value” of our common stock is the Average VWAP per share of our common stock over the Settlement Period. The “Settlement Period” is the 20 consecutive trading day period beginning on and including the 21st scheduled trading day immediately preceding September 30, 2022. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion,” and the following table illustrates hypothetical conversion rates per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments.

Applicable Market Value of our common stock	Conversion rate (number of shares of our common stock to be received upon conversion of each share of the Mandatory Convertible Preferred Stock)
Greater than $ (which is the initial Threshold Appreciation Price)	shares (approximately equal to $1,000 divided by the initial Threshold Appreciation Price) (the initial Minimum Conversion Rate)

Equal to or less than $ but greater than or equal to $	Between and shares, determined by dividing $1,000 by the Applicable Market Value of our common stock

Less than $ (which is the initial Initial Price)	shares (approximately equal to $1,000 divided by the initial Initial Price) (the initial Maximum Conversion Rate)

Conversion at the Option of the Holder	At any time prior to September 30, 2022, other than during a Fundamental Change Conversion Period (as defined below), holders of the Mandatory Convertible Preferred Stock have the option to elect to convert their shares of the Mandatory Convertible Preferred Stock in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into shares of our common stock at the Minimum Conversion Rate of shares of our common stock per share of the Mandatory Convertible Preferred Stock as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” This Minimum Conversion Rate is subject to certain anti-dilution adjustments.

If, as of any Early Conversion Date (as defined herein), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such Early Conversion Date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to such amount of undeclared, accumulated and unpaid dividends for such prior dividend periods (such amount, the “Early Conversion Additional Amount”), divided by the greater of (x) the Floor Price and (y) the Average VWAP per share of our common stock over the 20 consecutive trading day period commencing on and including the 21st scheduled trading day immediately preceding the Early Conversion Date (“Early Conversion Average Price”). To the extent that the Early Conversion Additional Amount exceeds the value of the product of the number of additional shares added to the conversion rate and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or any other consideration.

Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount	If a “Fundamental Change” (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) occurs on or prior to September 30, 2022, holders of the Mandatory Convertible Preferred Stock will have the option to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into common stock at the “Fundamental Change Conversion Rate” during the period (“Fundamental Change Conversion Period”) beginning on the effective date of such Fundamental Change and ending on, and including, the date that is 20 calendar days after the effective date of such Fundamental Change (or, if earlier, September 30, 2022). The Fundamental Change Conversion Rate will be determined based on the effective date of the Fundamental Change and the price paid or deemed paid per share of our common stock in such Fundamental Change.

Holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will also receive a “Fundamental Change Dividend Make-Whole Amount,” in cash, in shares of our common stock or in any combination thereof, as determined by us in our sole discretion, equal to the present value (computed using a discount rate of % per annum) of all remaining dividend payments on their shares of the Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount—Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount”)) from and after such effective date to, but excluding, September 30, 2022. If we elect to pay all or any portion of the Fundamental Change Dividend Make-Whole Amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the Fundamental Change Dividend Make-Whole Amount (or such portion thereof) divided by (y) the greater of the Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the Fundamental Change.

In addition, to the extent that an Accumulated Dividend Amount exists as of the effective date of the Fundamental Change, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount in cash (to the extent we are legally permitted and not prohibited under the terms of our indebtedness to make such payment in cash) or shares of our common stock or any combination thereof, at our election, upon conversion. If we elect to pay the Accumulated Dividend Amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the transaction resulting in such Fundamental Change.

To the extent that the sum of the Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount or any portion thereof paid in shares of our common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the price paid or deemed paid, we will, if we are legally able to do so and not prohibited under the terms of our indebtedness, pay such excess amount in cash. See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.”

Anti-Dilution Adjustments	The Maximum Conversion Rate, Minimum Conversion Rate, Threshold Appreciation Price, Fundamental Change Conversion Rate, Initial Price and Floor Price, among others, may be adjusted in the event of, among other things: (1) certain share dividends or share distributions; (2) certain issuances of common stock rights or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions of evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, including spin-offs; (5) certain dividends or other distributions consisting exclusively of cash other than in connection with certain reorganization events, a voluntary or involuntary liquidation, dissolution or winding-up, or a third party tender or exchange offer; and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See “Description of Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments.”

No Redemption	The Mandatory Convertible Preferred Stock will not be redeemable at our election before the Mandatory Conversion Date.

Voting Rights	Except as specifically required by Delaware law or our Amended and Restated Certificate of Incorporation (“Charter”), which will include the Certificate of Designations (as defined below) for the Mandatory Convertible Preferred Stock, the holders of Mandatory Convertible Preferred Stock will have no voting rights.

Whenever dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Record Date, for six or more dividend periods, whether or not consecutive, the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other preferred stock of equal rank having similar voting rights then outstanding, will be entitled, at our next annual meeting or such special meeting of stockholders, to elect two directors to fill such newly created directorships created thereby, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of the Mandatory Convertible Preferred Stock and all other preferred stock of equal rank having similar voting rights, voting together as a single class (1) amend or alter the provisions of our Charter or the Certificate of Designations so as to authorize or create, or increase the authorized amount of, any specific class or series of Senior Stock (as defined below); (2) amend, alter or repeal the provisions of our Charter or the Certificate of Designations so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or (3) consummate a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless in each case the Mandatory Convertible Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is replaced by preferred stock of the surviving or resulting entity, and the Mandatory Convertible Preferred Stock or such preferred stock, as the case may be, has terms, taken as a whole, not materially less favorable to holders, in each case subject to certain exceptions. For more information about voting rights, see “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

Ranking	The Mandatory Convertible Preferred Stock will rank with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution:

•

senior to our common stock and each class or series of our capital stock established in the future unless the terms of such stock expressly provide that it will rank senior to, or on parity with, the Mandatory Convertible Preferred Stock;

•	on parity with each class or series of our capital stock established in the future the terms of which expressly provide that it will rank on parity with the Mandatory Convertible Preferred Stock;

•

junior to each class or series of our capital stock established in the future, the terms of which expressly provide that it will rank senior to the Mandatory Convertible Preferred Stock (“Senior Stock”);

•	junior to our existing and future indebtedness and other liabilities; and

•	structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries and capital stock of our subsidiaries held by third parties.

For information concerning the ranking of the Mandatory Convertible Preferred Stock, see “Description of Mandatory Convertible Preferred Stock—Ranking.”

At August 4, 2019, we had total outstanding consolidated debt of approximately $37.6 billion and no outstanding shares of preferred stock.

Use of Proceeds

The net proceeds of this offering will be approximately $         , after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds of this offering to repay a portion of the outstanding borrowings under our credit agreement, dated as of May 7, 2019, among us, the lenders and other parties party thereto, and Bank of America, N.A., as administrative agent (the “Existing Credit Agreement”), which provides for three term loans, each in the principal amount of $2 billion, with a final maturity of May 2022 (the “A-3 Facility”), May 2024 (the “A-5 Facility”) and May 2026 (the “A-7 Facility,” and, together with the A-3 Facility and the A-5 Facility, the “Existing Term Loan Facilities”), respectively. Borrowings outstanding under the Existing Term Loan Facilities will be repaid on a pro rata basis. See “Use of Proceeds.”

Material United States Federal Income Tax Consequences	The material U.S. federal income tax consequences relating to the purchase, ownership, conversion (in the case of our Mandatory Convertible Preferred Stock), and disposition of our Mandatory Convertible Preferred Stock and our common stock received in respect of our Mandatory Convertible Preferred Stock are described in “Material U.S. Federal Income Tax Consequences.”

Listing	We intend to apply to have the Mandatory Convertible Preferred Stock listed on The Nasdaq Global Select Market under the symbol “AVGO.A.” The listing application will be subject to the approval of The Nasdaq Global Select Market.

The Nasdaq Global Select Market Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Global Select Market under the symbol “AVGO.”

Transfer Agent and Registrar	Computershare Trust Company, N.A. is the transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

Payment and Settlement	The Mandatory Convertible Preferred Stock is expected to be delivered against payment on or about September , 2019. The shares of the Mandatory Convertible Preferred Stock will be registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. In general, beneficial ownership interests in the Mandatory Convertible Preferred Stock will be shown on, and transfers of these beneficial ownership interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in shares of our Mandatory Convertible Preferred Stock.

Conflicts of Interest

Affiliates of BofA Securities, Inc., Citigroup Global Securities Inc., J.P. Morgan Securities LLC and BNP Paribas Securities Corp. will receive at least 5% of the net offering proceeds of this offering in connection with the repayment of the Existing Term Loan Facilities. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). This rule requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the prospectus supplement. Morgan Stanley & Co. LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act. See “Underwriting (Conflicts of Interest).”

Shares Outstanding Following the Offering

Immediately after the consummation of this offering, we will have              shares of Mandatory Convertible Preferred Stock issued and outstanding (or              shares, if the underwriters exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock to cover over-allotments, if any, is exercised in full) and 397,612,545 shares of our common stock issued and outstanding, but such number of shares of common stock excludes:

(a)

up to             shares of our common stock (including up to             shares of our common stock, if the underwriters in this offering exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock to cover over-allotments, if any, in full) that would initially be issuable upon conversion of Mandatory Convertible Preferred Stock issued in this offering, in each case assuming mandatory conversion, based on an Applicable Market Value of our common stock equal to the initial Threshold Appreciation Price of $         (which is approximately     % above the initial Initial Price) subject to anti-dilution, make-whole and other possible adjustments or any shares of our common stock that may be issued in payment of a dividend, Fundamental Change Dividend Make-Whole Amount or Accumulated Dividend Amount;

(b)	4,634,696 shares of our common stock issuable upon exercise of outstanding options as of August 4, 2019 at a weighted average exercise price of $51.56 per share;

(c)	41,506,275 shares of our common stock issuable upon the vesting of outstanding restricted stock units and performance stock units as of August 4, 2019; and

(d)	84,658,431 shares of our common stock reserved for issuance as of August 4, 2019 under the Broadcom Corporation 2012 Stock Incentive Plan and the LSI Corporation 2003 Equity Incentive Plan.

The number of shares of common stock outstanding immediately after this offering that appears above is based on 397,612,545 shares of our common stock outstanding as of August 4, 2019.

Summary Historical Financial Data

Set forth below are summary historical, consolidated financial data of the Issuer (or its predecessors), at the dates and for the periods indicated.

The following summary historical financial data as of and for the three fiscal years ended November 4, 2018, October 29, 2017 and October 30, 2016 were derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement. Our summary historical financial data for the fiscal quarters ended August 4, 2019 and August 5, 2018 were derived from our unaudited condensed financial statements that are incorporated by reference into this prospectus supplement.

The following summary historical financial data should be read in conjunction with the respective consolidated financial statements and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial data in our Annual Report and our Quarterly Report incorporated by reference into this prospectus supplement. The interim financial data may not be indicative of our results for the full year. The historical financial data may not be indicative of our future performance. We report financial results on a 52-or 53-week fiscal year. Our fiscal year ends on the Sunday closest to October 31 in a 52-week year and the first Sunday in November in a 53-week year. We refer to our fiscal years by the calendar year in which they end. For example, the fiscal year ended November 4, 2018 is referred to as “fiscal year 2018.”

	Fiscal Year Ended			Fiscal Quarter Ended
	November 4, 2018	October 29, 2017	October 30, 2016	August 4, 2019	August 5, 2018
	($ in millions except per share amounts)
Statement of Operations data:(1)
Net revenue	$20,848	$17,636	$13,240	$5,515	$5,063
Cost of revenue:
Cost of revenue(2)	7,021	6,593	5,295	1,651	1,680
Purchase accounting effect on inventory	70	4	1,185	—	—
Amortization of acquisition-related intangible assets	3,004	2,511	763	828	762
Restructuring charges(3)	20	19	57	2	2

Total cost of revenue	10,115	9,127	7,300	2,481	2,444

Gross margin	10,733	8,509	5,940	3,034	2,619
Research and development(2)	3,768	3,292	2,674	1,235	959
Selling, general and administrative(2)	1,056	787	806	410	234
Amortization of acquisition-related intangible assets	541	1,764	1,873	475	68
Restructuring, impairment and disposal charges(3)	219	161	996	49	19
Litigation settlements	14	122	—	—	—

Total operating expenses	5,598	6,126	6,349	2,169	1,280

Operating income (loss)(4)	5,135	2,383	(409)	865	1,339
Interest expense(5)	(628)	(454)	(585)	(362)	(149)
Impairment on investment	(106)	—	—	—	—
Loss on extinguishment of debt(6)	—	(166)	(123)	—	—
Other income, net	144	62	10	41	39

Income (loss) from continuing operations before income taxes	4,545	1,825	(1,107)	544	1,229
Provision for (benefit from) income taxes(7)	(8,084)	35	642	(171)	32

Income (loss) from continuing operations	12,629	1,790	(1,749)	715	1,197
Loss from discontinued operations, net of income taxes	(19)	(6)	(112)	—	(1)

Net income (loss)	12,610	1,784	(1,861)	715	1,196

Net income (loss) attributable to noncontrolling interest	351	92	(122)	—	—

Net income (loss) attributable to common stock	$12,259	$1,692	$(1,739)	$715	$1,196

	Fiscal Year Ended			Fiscal Quarter Ended
	November 4, 2018	October 29, 2017	October 30, 2016	August 4, 2019	August 5, 2018
	($ in millions except per share amounts)
Balance Sheet data (at end of period):
Cash and cash equivalents	$4,292	$11,204	$3,097	$5,462	$4,136
Total assets	$50,124	$54,418	$49,966	$69,767	$50,372
Debt and capital leases	$17,493	$17,569	$13,642	$37,571	$17,603
Total equity	$26,657	$23,186	$21,876	$21,503	$27,452
Other financial data:
Net cash provided by operating activities	$8,880	$6,551	$3,411	$2,419	$2,247
Net cash used in investing activities	$(4,674)	$(674)	$(9,840)	$(35)	$(174)
Net cash provided by (used in) financing activities	$(11,118)	$2,230	$7,704	$(2,250)	$(6,124)
Depreciation and amortization	$4,081	$4,737	$3,042	$1,450	$965
Cash dividends/distributions declared and paid per share	$7.00	$4.08	$1.94	$2.65	$1.75

(1)

On November 5, 2018, we acquired CA for approximately $18,800 million in cash, in exchange for all shares of CA common stock issued and outstanding immediately prior to the closing, and assumed approximately $2,250 million of outstanding unsecured bonds. On November 17, 2017, we acquired Brocade Communications Systems, Inc. (“Brocade”) for total consideration of approximately $6,000 million. On February 1, 2016, we acquired Broadcom Corporation (“BRCM”) for total consideration of approximately $35,700 million. Our financial statements include the results of operations of the acquired companies and estimated fair value of assets acquired and liabilities assumed commencing as of their respective acquisition dates. As part of the purchase accounting valuation for the CA Merger under ASC 805, as of November 5, 2018 the assets and the liabilities acquired were fair valued for inclusion in the opening balance sheet. The fair value of the deferred revenue liability as at November 5, 2018 was $1,567 million, which is reflected in Current and Other long-term liabilities in Note 3 to the unaudited condensed consolidated financial statements included in our Quarterly Report (“Note 3”). The fair value of the contract assets was $160 million, which is reflected in Current and Other long-term assets in Note 3. This ASC 805 valuation is intended to be consistent with a market participant’s assessment of the fair value of the remaining performance obligations, taking into consideration the remaining cash flows under these contracts. As a result, the fair value of the remaining performance obligations and contract assets recorded in our purchase accounting for the CA Merger is substantially different than the revenue and transaction prices allocated to the satisfied and unsatisfied performance obligations for the open contracts (which were recorded in accordance with ASC 606) included in CA’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. Therefore, the revenues reported by CA prior to the acquisition are not comparable to the revenues reported by Broadcom post-acquisition. Subsequent to the acquisition and purchase accounting, we modified our CA-related subscriptions and services arrangements to permit our customers to unilaterally terminate those arrangements at any time at their convenience, without significant penalty, referred to as “termination for convenience.” As a result, CA customers are not considered to be committed and therefore remaining amounts due under these contracts are not considered to be a meaningful indicator of revenue in future periods.

(2)

We incurred acquisition-related costs of $180 million, $98 million and $139 million in fiscal years 2018, 2017, and 2016, respectively, of which $176 million, $97 million and $138 million were presented as part of operating expenses, and the remainder was presented as part of cost of revenue.

(3)	Restructuring charges primarily reflect actions taken to implement planned cost reduction and restructuring activities in connection with acquisitions.
(4)

Includes stock-based compensation expense of $632 million, $315 million, $1,227 million, $920 million and $664 million, for the fiscal quarters ended August 4, 2019 and August 5, 2018 and fiscal years 2018, 2017 and 2016, respectively. Stock-based compensation expense for fiscal years 2018, 2017 and 2016 includes the impact of equity awards assumed as part of the Brocade and BRCM acquisitions. Stock-based compensation expense for the fiscal quarter ended August 4, 2019 includes the impact of a broad-based program of multi-year equity grants of time- and market-based RSUs, initiated in the first quarter of fiscal year 2019, in lieu of our annual employee equity awards historically granted on March 15 of each year. Stock-based compensation expense for the fiscal quarter ended August 4, 2019 also includes the impact of an amendment to the vesting of time-based RSUs that met certain criteria from an annual vesting cycle to a quarterly vesting cycle and the impact of equity awards assumed as part of the CA Merger.
(5)	Interest expense includes coupon interest, commitment fees, accretion of original issue discount and amortization of debt issuance costs, and expenses related to debt modification.
(6)

Loss on extinguishment of debt was $166 million for fiscal year 2017. We issued senior unsecured notes in January 2017 to repay all of the term loans outstanding under our guaranteed, collateralized credit agreement dated February 1, 2016 (the “2016 Credit Agreement”). As a result, we wrote-off $166 million of debt issuance costs. During fiscal year 2016, we made prepayments on our term loan borrowings under the 2016 Credit Agreement and, as a result, recognized $123 million of losses on extinguishment of debt.

(7)

Our benefit from income taxes for fiscal year 2018 was primarily a result of the enactment of the December 2017 U.S. Tax Cuts and Jobs Act, the Redomiciliation Transaction and income from continuing operations. For fiscal years 2017 and 2016 and our fiscal quarter ended August 5, 2018, our provision for income taxes fluctuated based on the jurisdictional mix of income. Our benefit from income taxes for the fiscal quarter ended August 4, 2019 was primarily due to a benefit from deferred tax remeasurement in a foreign jurisdiction and a benefit related to internal reorganizations.

RISK FACTORS

Investment in our Mandatory Convertible Preferred Stock involves risks. You should carefully consider the risks described below and the risk factors incorporated into this prospectus supplement and the accompanying prospectus by reference to our Annual Report and our Quarterly Report and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, as well as any free writing prospectus we may provide you in connection with this offering, before acquiring any of our Mandatory Convertible Preferred Stock. The occurrence of any of these risks could have a material adverse effect on our business, financial condition, cash flows and results from operations, and might cause you to lose all or part of your investment in the shares. See also “Forward-Looking Statements.” Capitalized terms used but not defined in this section have the meanings set forth in “Description of Mandatory Convertible Preferred Stock.”

Risks Related to the Mandatory Convertible Preferred Stock

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Mandatory Convertible Preferred Stock and the Mandatory Conversion Date.

The number of shares of our common stock that you will receive upon mandatory conversion of the Mandatory Convertible Preferred Stock is not fixed but instead will depend on the Applicable Market Value of our common stock. The aggregate market value of our common stock that you would receive upon mandatory conversion may be less than the aggregate Liquidation Preference of the Mandatory Convertible Preferred Stock. Specifically, if the Applicable Market Value of our common stock is less than the Initial Price, the market value of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $1,000 Liquidation Preference, and an investment in the Mandatory Convertible Preferred Stock would result in a loss, without taking into consideration the payment of dividends. Accordingly, you will bear the risk of a decline in the market price of our common stock. Any such decline could be substantial.

The opportunity for equity appreciation provided by your investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

The market value of each share of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date will only exceed the Liquidation Preference of $1,000 per share of the Mandatory Convertible Preferred Stock if the Applicable Market Value of our common stock exceeds the Threshold Appreciation Price. The Threshold Appreciation Price represents an appreciation of approximately     % over the Initial Price. In this event, you would receive on the Mandatory Conversion Date approximately     % (which percentage is equal to the Initial Price divided by the Threshold Appreciation Price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

In addition, if the market value of our common stock appreciates and the Applicable Market Value of our common stock is equal to or greater than the Initial Price but less than or equal to the Threshold Appreciation Price, the aggregate market value of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate Liquidation Preference of the Mandatory Convertible Preferred Stock, and you will realize no equity appreciation on our common stock.

The market price for the Mandatory Convertible Preferred Stock will be influenced by a number of factors, including the market price of our common stock, which may fluctuate significantly.

We expect that the market price of the Mandatory Convertible Preferred Stock will be influenced by yield and interest rates in the capital markets, the time remaining to the Mandatory Conversion Date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the Fixed Conversion Rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the Mandatory Convertible Preferred Stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the Mandatory Convertible Preferred Stock. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the Mandatory Convertible Preferred Stock.

In addition, we expect that, generally, the market price of our common stock will significantly affect the market price of the Mandatory Convertible Preferred Stock. This may result in greater volatility in the market price of the Mandatory Convertible Preferred Stock than would be expected for nonconvertible preferred stock. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control. See “—Market volatility may affect the price of our common stock and the value of your investment.”

Sales or issuances of substantial amounts of our common stock in the public market, or the perception that these sales or issuances may occur, or the conversion of the Mandatory Convertible Preferred Stock or the payment of dividends on the Mandatory Convertible Preferred Stock in the form of shares of our common stock, could cause the market price of the Mandatory Convertible Preferred Stock and our common stock to decline.

Sales or issuances of substantial amounts of our common stock in the public market, or the conversion of the Mandatory Convertible Preferred Stock or the payment of dividends on the Mandatory Convertible Preferred Stock in the form of shares of our common stock, could cause the market price of the Mandatory Convertible Preferred Stock or our common stock to decline. Future sales of substantial amounts of our common stock or other securities convertible into or exchangeable for shares of our common stock into the public market whether by us or any of our security holders, including shares of common stock issued and delivered pursuant to the terms of the Mandatory Convertible Preferred Stock or issued upon exercise of options, or the vesting of restricted stock units or performance stock units, or perceptions that those sales and/or conversions or exchanges could occur, could adversely affect the prevailing market price of our common stock. In addition, these events may also impair our ability to raise additional capital through the sale of our equity securities. Declines in the market price of our common stock may also materially and adversely affect the market price of the Mandatory Convertible Preferred Stock. Future sales or issuances of our common stock or other equity-related securities could be dilutive to holders of our common stock and could adversely affect their voting and other rights and economic interests, including holders of any shares of common stock issued on conversion of the Mandatory Convertible Preferred Stock, and could have a similar impact with respect to the Mandatory Convertible Preferred Stock.

Recent regulatory actions may adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

Investors in, and potential purchasers of, the Mandatory Convertible Preferred Stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Mandatory Convertible Preferred Stock to conduct a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock. This could, in turn, adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

The adjustment to the Conversion Rate and the payment of the Fundamental Change Dividend Make-Whole Amount upon the occurrence of certain fundamental changes may not adequately compensate you.

If a Fundamental Change (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) occurs on or prior to the Mandatory Conversion Date, holders will be entitled to convert their Mandatory Convertible Preferred Stock during the Fundamental Change Conversion Period at the Fundamental Change Conversion Rate (in each case as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”). The Fundamental Change Conversion Rate represents an adjustment to the Conversion Rate (as defined under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion”) otherwise applicable unless the stock price is less than $             or above $             (in each case, subject to adjustment). In addition, with respect to Mandatory Convertible Preferred Stock converted during the Fundamental Change Conversion Period, you will also receive, among other considerations, a Fundamental Change Dividend Make-Whole Amount. Although this adjustment to the Conversion Rate and the payment of the Fundamental Change Dividend Make-Whole Amount are designed to compensate you for the lost option value of the Mandatory Convertible Preferred Stock and lost dividends as a result of a Fundamental Change, they are only an approximation of such lost value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to adjust the Conversion Rate in connection with a Fundamental Change and pay the Fundamental Change Dividend Make-Whole Amount (whether in cash or shares of our common stock or any combination thereof) could possibly be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and therefore may not be enforceable in whole or in part.

The Conversion Rate of the Mandatory Convertible Preferred Stock will not be adjusted for many events that may adversely affect the market price of the Mandatory Convertible Preferred Stock or our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of the Mandatory Convertible Preferred Stock is subject to adjustment for stock splits and combinations, stock dividends and certain other transactions described in “Description of Mandatory Convertible Preferred Stock.” See “Description of Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee and director grants that are settled in common stock and option exercises or offerings of our common stock or securities convertible into shares of our common stock (other than those set forth in “Description of Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments”) for cash or in connection with acquisitions, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affect the market price of our common stock, it may also adversely affect the market price of the Mandatory Convertible Preferred Stock. In addition, the terms of the Mandatory Convertible Preferred Stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

Purchasers of the Mandatory Convertible Preferred Stock may be adversely affected upon the issuance of a new series of preferred stock ranking equally with the Mandatory Convertible Preferred Stock.

The terms of the Mandatory Convertible Preferred Stock will not restrict our ability to offer a new series of preferred stock that ranks equally with the Mandatory Convertible Preferred Stock as to dividend payments or liquidation preference in the future. We have no obligation to consider the specific interests of the holders of the Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

You will have no rights with respect to our common stock until the Mandatory Convertible Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any (other than through a Conversion Rate adjustment), prior to the Conversion Date, in the case of an Early Conversion or Early Fundamental Change Conversion (each as defined herein), or the last Trading Day of the Settlement Period, in the case of a conversion on the Mandatory Conversion Date (as those terms are defined herein), but your investment in the Mandatory Convertible Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of the shares of common stock issuable upon conversion only as to matters for which the record date occurs after the date you are deemed to be a record holder of those shares. For example, in the event that an amendment is proposed to our Charter requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be a record holder of the shares issuable upon conversion of your Mandatory Convertible Preferred Stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock. See “Description of Capital Stock” in the accompanying prospectus for further discussion of our common stock.

You will have no voting rights except under highly limited circumstances.

You will have no voting rights, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, in each case, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and having similar voting rights, will be entitled to elect a total of two additional members of our board of directors, subject to the terms and limitations described in the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

The Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding-up, our assets will be available to pay obligations on the Mandatory Convertible Preferred Stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding-up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Mandatory Convertible Preferred Stock then outstanding. At August 4, 2019, we had total outstanding consolidated debt of approximately $37.6 billion.

We may be unable to, or may choose not to, pay dividends on the Mandatory Convertible Preferred Stock at current or planned rates or at all.

Any future payments of cash dividends, and the amount of any cash dividends we pay, on the Mandatory Convertible Preferred Stock will depend on, among other things, our financial condition, capital requirements and results of operations, and the ability of our subsidiaries and investments to distribute cash to us, as well as other factors that our board of directors may consider relevant. If we were to reduce the amount of cash dividends per share payable on our common stock, fail to increase the amount of those cash dividends per share in the future or cease paying those cash dividends altogether, it would likely have an adverse impact on the market price of our common stock and on the Mandatory Convertible Preferred Stock. Likewise, if we fail to declare or pay scheduled dividends on the Mandatory Convertible Preferred Stock on the dividend payment dates, it would likely have a material adverse impact on the market price of the Mandatory Convertible Preferred Stock, our common stock and our debt securities, and we would be prohibited, under the terms of the Mandatory Convertible Preferred Stock, from paying cash dividends on or repurchasing shares of our common stock (subject to limited exceptions) until such time as we have paid all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock.

Credit facilities, indentures or other financing agreements that we enter into in the future may contain provisions that restrict or prohibit our ability to pay cash dividends on our capital stock, including the Mandatory Convertible Preferred Stock. If at any time our credit facilities, indentures or other financing agreements prohibit the payment of cash dividends on the Mandatory Convertible Preferred Stock, we will be unable to pay such dividends unless we can refinance amounts outstanding under those financing agreements or obtain an amendment or waiver of the applicable restrictions. We are under no obligation to attempt to refinance such amounts or seek such an amendment or waiver, nor can there be any assurance that we would be successful in doing so. In such circumstance, we may instead elect to defer the payment of dividends or to pay the dividend in shares of common stock.

In addition, under applicable Delaware law, our board of directors (or an authorized committee thereof) may only declare and pay dividends on shares of our capital stock, including the Mandatory Convertible Preferred Stock, out of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to declare and pay cash dividends on the shares of common stock and Mandatory Convertible Preferred Stock, we may not have sufficient cash to do so.

If upon (i) mandatory conversion, (ii) an Early Conversion at the option of a holder or (iii) an Early Fundamental Change Conversion, we have not declared and paid all or any portion of the accumulated dividends payable on the Mandatory Convertible Preferred Stock for specified periods, converting holders will receive an additional number of shares of our common stock having a market value generally equal to the amount of such undeclared, accumulated and unpaid dividends, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion,” “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount,” respectively. In the case of mandatory conversion or Early Fundamental Change Conversion, if these limits to the adjustment of the conversion rate are reached, we will be required under the terms of the Mandatory Convertible Preferred Stock to pay the shortfall in cash to the extent we are legally permitted to do so and not prohibited by our indebtedness. We will not have an obligation to pay the shortfall in cash or any other consideration if these limits to the adjustment of the conversion rate are reached in the case of an Early Conversion at the option of the holder.

Broadcom’s ability to pay dividends and to meet its debt obligations largely depends on the performance of its subsidiaries and the ability to utilize the cash flows from those subsidiaries.

Broadcom Inc. is a holding company, substantially all of whose assets are owned by its subsidiaries. Broadcom Inc.’s ability to pay dividends and meet its debt and other obligations depends almost entirely on cash flows from its subsidiaries and, in the short term, its ability to raise capital from external sources. Cash flows from the subsidiaries depend on their ability to generate operating cash flows in excess of their expenditures, stock dividends (if any), and debt or other obligations. In addition, the subsidiaries are separate and distinct legal entities that are not obligated to pay dividends or make loans or distributions to Broadcom Inc., whether to enable Broadcom Inc. to pay dividends on its common stock or the Mandatory Convertible Preferred Stock or for paying principal and interest on its debt securities or for paying its other obligations, and they could be precluded from paying any such dividends or making any such loans or distributions under certain circumstances, including, without limitation, as a result of legislation, regulation, court order, contractual restrictions, including the terms of their respective indebtedness, or in times of financial distress.

You may be subject to tax with respect to the Mandatory Convertible Preferred Stock even though you do not receive a corresponding cash distribution.

Each of the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock is subject to adjustment in certain circumstances. See “Description of Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable distribution without the receipt of any cash. In addition, we may make distributions to holders of the Mandatory Convertible Preferred Stock that are paid in common stock. Any such distribution may be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, a holder of Mandatory Convertible Preferred Stock may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”), any deemed dividend could be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from or set off against subsequent payments or deliveries with respect to the Mandatory Convertible Preferred Stock or any shares of our common stock owned by such Non-U.S. Holder or from any proceeds of any subsequent sale, exchange or other disposition of such Mandatory Convertible Preferred Stock or such common stock by such Non-U.S. Holder or other funds or assets of such Non-U.S. Holder. The Internal Revenue Service has proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers, which if adopted could affect the U.S. federal income tax treatment of a holder of Mandatory Convertible Preferred Stock deemed to receive such a distribution. See “Material U.S. Federal Income Tax Consequences” for a further discussion of U.S. federal income tax considerations.

Anti-takeover provisions could adversely affect our shareholders.

Provisions of Delaware law and of our Charter and amended and restated bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, may affect the ability of holders of Mandatory Convertible Preferred Stock to exercise their rights associated with a potential Fundamental Change.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a Fundamental Change were to occur on or prior to September 30, 2022, holders of the Mandatory Convertible Preferred Stock may have the option to convert their Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a Fundamental Change Dividend Make-Whole Amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.” These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

An active trading market for the Mandatory Convertible Preferred Stock does not exist and may not develop.

The Mandatory Convertible Preferred Stock is a new issue of securities with no established trading market. We intend to apply to have the Mandatory Convertible Preferred Stock listed on The Nasdaq Global Select Market under the symbol “AVGO.A.” Even if the Mandatory Convertible Preferred Stock is approved for listing on The Nasdaq Global Select Market, such listing does not guarantee that a trading market for the Mandatory Convertible Preferred Stock will develop or, if a trading market for the Mandatory Convertible Preferred Stock does develop, the depth or liquidity of that market or the ability of the holders to sell the Mandatory Convertible Preferred Stock, or to sell the Mandatory Convertible Preferred Stock at a favorable price.

We cannot assure you that the Acquisition will be consummated on the terms or timetable currently anticipated or at all, and the closing of this offering of the Mandatory Convertible Preferred Stock is not conditioned on the consummation of the Acquisition.

The Acquisition is subject to a number of closing conditions, as described above, and the completion of the Acquisition is subject to a number of risks and uncertainties. The unpredictability of the business and regulatory conditions affecting the industries in which we and the business operate, the uncertainty of regulatory approvals and any conditions that any such approvals may be subject to, and other risks and uncertainties may adversely affect our ability to complete the Acquisition within the time frame we anticipate or at all. In addition, if the Acquisition is consummated, the acquired business may underperform relative to our expectations; it may cause our financial results to differ from our expectations and we may not be able to achieve anticipated benefits.

The closing of this offering of the Mandatory Convertible Preferred Stock is not conditioned upon the consummation of the Acquisition. Therefore, upon the closing of this offering, you will become a holder of the Mandatory Convertible Preferred Stock irrespective of whether the Acquisition is terminated, delayed or consummated, or the ultimate terms thereof. Accordingly, if you decide to purchase Mandatory Convertible Preferred Stock in this offering, you should be willing to do so whether or not we complete the Acquisition.

Risks Related to Our Common Stock

Market volatility may affect the price of our common stock and the value of your investment.

The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including actual or anticipated fluctuations in our financial condition and operating results; issuance of new or updated research or other reports by securities analysts; fluctuations in the valuation and results of operations of our significant customers as well as companies perceived by investors to be comparable to us; announcements of proposed acquisitions by us or our competitors, including the challenges associated with, and the ability to achieve benefits from, the pending Acquisition; announcements of, or expectations of additional debt or equity financing transactions; stock price and volume fluctuations attributable to inconsistent trading volume levels of our common stock; changes in our dividend or stock repurchase policies; the initiation or conclusion of legal proceedings or governmental inquiries or investigations involving our company; announcement or imposition of restrictive governmental actions, such as import/export restrictions, duties and quotas, trade sanctions or customs duties and tariffs that may affect our business; and unsubstantiated news reports or other inaccurate publicity regarding us or our business. Securities markets may experience extreme volatility that is not related to the operating performance of particular companies. Any broad market fluctuations may adversely affect the trading price of our common stock. See “—The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the Mandatory Convertible Preferred Stock.”

You may experience dilution of your ownership interest due to the future issuance of additional shares of our common stock.

We may not have sufficient funds to finance the growth of our business, future acquisitions or to support our projected capital expenditures. As a result, we may require additional funds from equity or debt financings, including sales of preferred shares or convertible debt, to complete future acquisitions, expansions and capital expenditures and pay the general and administrative costs of our business. In the future, we may issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of our Mandatory Convertible Preferred Stock offered hereby.

Under our Charter, we are authorized to issue 2,900,000,000 shares of common stock and 100,000,000 shares of preferred stock. The potential issuance of additional series of preferred stock, additional shares of common stock, or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in future public offerings or private placements for capital-raising purposes or for other business purposes, potentially at an offering price, conversion price or exercise price that is below the applicable conversion price of the Mandatory Convertible Preferred Stock offered hereby.

The Mandatory Convertible Preferred Stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by our Mandatory Convertible Preferred Stock. For example, the market price of our common stock could become more volatile and could be depressed by: (i) investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock; (ii) possible sales of our common stock by investors who view the Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us than owning shares of our common stock; and (iii) hedging or arbitrage trading activity that may develop involving the Mandatory Convertible Preferred Stock and our common stock.

Our common stock will rank junior to the Mandatory Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up. This means that, unless accumulated dividends have been paid or set aside for payment on all outstanding shares of our Mandatory Convertible Preferred Stock for all past completed dividend periods, no dividends may be declared or paid on our common stock subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Mandatory Convertible Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

USE OF PROCEEDS

The net proceeds from this offering are expected to be approximately $                , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (or approximately $                if the underwriters exercise their option to purchase additional shares of our Mandatory Convertible Preferred Stock to cover over-allotments, if any, in full).

We intend to use the net proceeds of this offering to repay a portion of the outstanding borrowings under our Existing Term Loan Facilities on a pro rata basis.

As of August 4, 2019, we had $2 billion outstanding under each Existing Term Loan Facility. At August 4, 2019, the Term A-3 Facility, Term A-5 Facility and Term A-7 Facility had weighted average effective interest rates of 3.683%, 3.729% and 3.820%, respectively, and a final maturity of May 7, 2022, May 7, 2024 and May 7, 2026, respectively.

The Existing Term Loan Facilities and borrowings thereunder were used to repay outstanding term loans under our previous credit agreement, dated as of November 5, 2018, among us, the lenders and other parties party thereto, and Bank of America, N.A., as administrative agent, entered into in connection with the CA Merger.

Affiliates of certain of the underwriters are lenders under our Existing Credit Agreement and, consequently, will receive a portion of the net proceeds from this offering upon the repayment of outstanding borrowings under our Existing Term Loan Facilities.

PRICE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on The Nasdaq Global Select Market under the symbol “AVGO.” As of August 4, 2019, there were 397,612,545 shares of our common stock outstanding. On September 23, 2019, the last reported sale price of our common stock on The Nasdaq Global Select Market was $285.46. As of August 4, 2019, there were approximately 703 holders of record of our common stock. As of August 4, 2019, our quarterly dividend was $2.65 per share of common stock.

CAPITALIZATION

The following table sets forth the capitalization of Broadcom Inc. as of August 4, 2019:

•	on an actual basis; and

•

as adjusted to give effect to the issuance and sale of our Mandatory Convertible Preferred Stock in this offering (assuming no exercise of the underwriters’ option to cover over-allotments, if any), and the use of proceeds therefrom, to repay a portion of the outstanding borrowings under our Existing Term Loan Facilities on a pro rata basis.

You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements incorporated by reference in this prospectus supplement, the notes thereto and the other financial data incorporated by reference in this prospectus supplement. The as adjusted information may not reflect our cash, short-term debt and capitalization in the future, including in connection with further financing activities related to the Acquisition.

	As of August 4, 2019
	Actual	As Adjusted(1)
	(In millions)
Cash and cash equivalents	$5,462	$

Indebtedness (including short-term debt and current portion of long-term obligations):
3.125% notes due April 2021	2,000
3.125% notes due October 2022	1,500
3.625% notes due October 2024	2,000
4.250% notes due April 2026	2,500
4.750% notes due April 2029	3,000
Term A-3 Facility borrowings(2)(3)	2,000
Term A-5 Facility borrowings(2)(4)	2,000
Term A-7 Facility borrowings(2)(5)	2,000
2.375% notes due January 2020	2,750
2.200% notes due January 2021	750
3.000% notes due January 2022	3,500
2.650% notes due January 2023	1,000
3.625% notes due January 2024	2,500
3.125% notes due January 2025	1,000
3.875% notes due January 2027	4,800
3.500% notes due January 2028	1,250
CA 5.375% notes due December 2019	750
CA 3.600% notes due August 2020	400
CA 3.600% notes due August 2022	500
CA 4.500% notes due August 2023	250
CA 4.700% notes due March 2027	350
Commercial paper	1,000
Brocade 1.375% convertible notes due January 2020	37
BRCM 2.500% - 4.500% notes due 2022 - 2034	22
Unaccreted discount/premium and unamortized debt issuance costs	(294)
Total debt	37,565

	As of August 4, 2019
	Actual	As Adjusted(1)
	(In millions)
Stockholders’ equity:
Common stock and additional paid-in capital, $0.001 par value; 2.9 billion shares authorized, actual and as adjusted; 398 million shares issued and outstanding, actual and as adjusted	21,619
Preferred stock, $0.001 par value; 100 million shares authorized; no shares issued or outstanding, actual; shares of % Mandatory Convertible Preferred Stock, Series A, issued and outstanding, as adjusted	—
Retained earnings	—
Accumulated other comprehensive loss	(116)

Total stockholders’ equity	21,503

Total capitalization	$59,068	$

(1)	As Adjusted does not reflect term loans that may be borrowed pursuant to the Commitment Letter, in an amount of up to $12 billion, to finance the Acquisition.
(2)	The Company intends to repay a portion of the outstanding borrowings under the Existing Term Loan Facilities on a pro rata basis with the net proceeds of this offering.
(3)	Represents LIBOR plus 1.125% term loan borrowings with a final maturity of May 7, 2022.
(4)	Represents LIBOR plus 1.250% term loan borrowings with a final maturity of May 7, 2024.
(5)	Represents LIBOR plus 1.375% term loan borrowings with a final maturity of May 7, 2026.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a description of certain provisions of our     % Mandatory Convertible Preferred Stock, Series A, which we refer to as our “Mandatory Convertible Preferred Stock.” A copy of the certificate of designations setting forth the terms of the Mandatory Convertible Preferred Stock, which we refer to as the “Certificate of Designations,” as well as our Amended and Restated Certificate of Incorporation, as heretofore amended, which we refer to as our “Charter,” is available upon request from us at the address set forth in the section of the accompanying prospectus entitled “Where You Can Find More Information.” This summary of the terms of the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Charter and the Certificate of Designations. The following description supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

As used in this section, unless otherwise expressly stated or the context otherwise requires, the terms “Broadcom Inc.,” “the Company,” “us,” “we” or “our” refer to Broadcom Inc. and not any of its subsidiaries or affiliates.

General

Under our Charter, our board of directors is authorized, without further stockholder action, to issue up to 100,000,000 shares of preferred stock, par value $0.001, in one or more series with such designations and powers, preferences and rights, and qualifications and limitations, as stated in the resolutions providing for the issuance and set forth on a certificate of designations filed pursuant to and in accordance with the Delaware General Corporation Law. As of the date of this prospectus supplement, no shares of preferred stock are outstanding. At the consummation of this offering, we will issue                  shares of the Mandatory Convertible Preferred Stock. In addition, we have granted the underwriters an over-allotment option to purchase up to                  additional shares of the Mandatory Convertible Preferred Stock as described under “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock and any common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe for stock, obligations, warrants or other securities of ours of any class. Computershare Trust Company, N.A. serves as the transfer agent and registrar of our common stock and will serve as transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, will rank:

•

senior to (i) our common stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock (which we refer to as the “Initial Issue Date”) the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (we refer to our common stock and all such other classes or series of capital stock, collectively, as “Junior Stock”);

•

on parity with each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”);

•

junior to each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”);

•	junior to our existing and future indebtedness and other liabilities; and

•	structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries and capital stock of our subsidiaries held by third parties.

As of August 4, 2019, we had total consolidated third-party debt of approximately $37.6 billion and no outstanding shares of preferred stock.

Listing

We intend to apply to list the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market under the symbol “AVGO.A,” and, if approved, we expect trading to commence within 30 days of the Initial Issue Date. However, we cannot assure you that the Mandatory Convertible Preferred Stock will be listed or, if listed, that it will continue to be listed. Listing the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Mandatory Convertible Preferred Stock easily.

Dividends

Subject to the rights of holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of     % of the Liquidation Preference (as defined below) of $1,000 per share of the Mandatory Convertible Preferred Stock (equivalent to $                per annum per share), payable in cash, by delivery of shares of our common stock or by delivery of any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends” below. Declared dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2019, to, and including, September 30, 2022 (each, a “Dividend Payment Date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant Dividend Payment Date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at the Close of Business on the immediately preceding March 15, June 15, September 15 or December 15, respectively (each, a “Record Date”), whether or not such holders convert their shares, or such shares are automatically converted, after a Record Date and on or prior to the immediately succeeding Dividend Payment Date. These Record Dates will apply regardless of whether a particular Record Date is a Business Day. A “Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A dividend period is the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial dividend period will commence on, and include, the Initial Issue Date of the Mandatory Convertible Preferred Stock and will end on, and exclude, the December 31, 2019 Dividend Payment Date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for any period other than a full dividend period will be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the first dividend period, assuming the Initial Issue Date is                     , 2019 will be $     per

share and will be payable, when, as and if declared, on December 31, 2019 to the holders of record thereof at the Close of Business December 15, 2019. The dividend on the Mandatory Convertible Preferred Stock for each subsequent dividend period, when, as and if declared, will be $     per share. Accumulations of dividends on shares of the Mandatory Convertible Preferred Stock will not bear interest.

No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Except as described above, dividends on shares of Mandatory Convertible Preferred Stock converted to common stock will cease to accumulate, and all other rights of holders of the Mandatory Convertible Preferred Stock will terminate, from and after the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date (each, as defined below), as applicable.

Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. Any credit facilities, indentures or other financing agreements we enter into in the future may contain covenants that restrict our ability to pay cash dividends on our capital stock, including the Mandatory Convertible Preferred Stock. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Related to the Mandatory Convertible Preferred Stock—We may be unable to, or may choose not to, pay dividends on the Mandatory Convertible Preferred Stock at current or planned rates or at all.”

So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of Junior Stock, and no common stock or any other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends, on all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of common stock or other Junior Stock, together with cash in lieu of any fractional share, (ii) purchases, redemptions or other acquisitions of common stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (y) the forfeiture of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of any common stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into shares of common stock or other Junior Stock; (iv) any dividends or distributions of rights or common stock or other Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) purchases of common stock or other Junior Stock pursuant to a contractually binding requirement to buy common stock or other Junior Stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (vi) the deemed purchase or acquisition of fractional interests in shares of our common stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vii) the acquisition by us or any of our subsidiaries of record ownership in common stock or other Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares and

(viii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock and the payment of cash in lieu of fractional shares. The phrase “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States of America and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any Dividend Payment Date, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Record Date, no dividends may be declared or paid on any Parity Stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such Parity Stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such Parity Stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in “—Mandatory Conversion” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	by delivery of any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election and the portions of such payment that will be made in cash and in shares of our common stock no later than 10 Scheduled Trading Days (as defined below) prior to the Dividend Payment Date for such dividend; provided, however, that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash. All cash payments to which a holder of the Mandatory Convertible Preferred Stock is entitled in connection with a dividend will be rounded to the nearest cent.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares will be valued for such purpose at 97% of the Average VWAP (as defined below) per share of our common stock over the five consecutive Trading Day (as defined below) period beginning on, and including, the sixth Scheduled Trading Day prior to the applicable Dividend Payment Date (such average, the “Average Price”). If the five Trading Day period to determine the Average Price ends on or after the relevant Dividend Payment Date (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market

Disruption Event (as defined herein) or otherwise), then the Dividend Payment Date will be postponed until the Business Day after the final Trading Day of such five Trading Day period. No interest or other amount will accrue as a result of such postponement.

No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of a dividend. We will instead, to the extent we are legally permitted to do so and not prohibited by our indebtedness, pay a cash amount to each holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the Average Price with respect to such dividend.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of, or for resales of, shares of our common stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not (and were not at any time during the preceding three months) “affiliates” of ours for purposes of the Securities Act and the rules and regulations thereunder. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on The Nasdaq Global Select Market (or if our common stock is not listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock to be delivered per share of the Mandatory Convertible Preferred Stock in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment per share of the Mandatory Convertible Preferred Stock divided by the Floor Price (as defined below).

To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such dividend and (y) 97% of the Average Price applicable to such dividend, we will, to the extent we are legally able to do so, and to the extent permitted under the terms of our indebtedness, pay such excess amount in cash.

The “Floor Price” means, as of any time, an amount (rounded to the nearest cent) equal to 35% of the Initial Price (as defined below) in effect as of such time. The initial Floor Price is $                .

No Redemption

The Mandatory Convertible Preferred Stock will not be redeemable at our election before the Mandatory Conversion Date.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a Liquidation Preference in the amount of $1,000 per share of the Mandatory Convertible Preferred Stock (the “Liquidation Preference”), plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of Junior Stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (1) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding-up or dissolution)

on all other Parity Stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and all holders of any such other Parity Stock will share equally and ratably in any distribution of our assets in proportion to their liquidation preference and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment to any holder of Mandatory Convertible Preferred Stock of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for such holder’s shares of Mandatory Convertible Preferred Stock, such holder of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets. See “—General” and “Risk Factors—Risks Related to the Mandatory Convertible Preferred Stock—The Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ consolidated liabilities.”

Neither the sale, lease nor exchange of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

Our Charter, including the Certificate of Designations for the Mandatory Convertible Preferred Stock, does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Mandatory Convertible Preferred Stock.

Voting Rights

The holders of the Mandatory Convertible Preferred Stock will not have any voting rights, except as described below and as specifically required by Delaware law from time to time.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Record Date, for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the initial dividend period beginning on, and including, the Initial Issue Date), whether or not for consecutive dividend periods (a “Nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting of stockholders, if any, to fill such newly created directorships by electing two additional directors (the “Preferred Stock Directors”); provided, however, that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors; and provided, further, that our board of directors shall, at no time, include more than two Preferred Stock Directors. In the event of a Nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, however, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors, to the extent otherwise permitted by our amended and restated bylaws, will, instead, be included in the agenda for and will be held at such scheduled annual or special meeting of stockholders). The Preferred Stock Directors will stand for reelection annually, and at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect Preferred Stock Directors, the holders of record of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors.

As used in this prospectus supplement, “Voting Preferred Stock” means any series of our preferred stock, other than the Mandatory Convertible Preferred Stock, ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective Liquidation Preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.

If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full (a “Nonpayment Remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any Preferred Stock Director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above; provided, however, that the filling of each vacancy will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.

So long as any shares of the Mandatory Convertible Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or by vote at an annual or special meeting of such stockholders:

(1)

amend or alter the provisions of our Charter or the Certificate of Designations for the Mandatory Convertible Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of Senior Stock;

(2)

amend, alter or repeal any provision of our Charter or the Certificate of Designations for the Mandatory Convertible Preferred Stock so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

(3)

consummate a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock, or a merger or consolidation of us with another entity, unless in each case: (i) the shares of the Mandatory Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent; and (ii) the shares of the Mandatory Convertible Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of our preferred stock, (2) any increase in the amount of our authorized Mandatory Convertible Preferred Stock or the issuance of any additional shares of the Mandatory Convertible Preferred Stock or (3) the authorization or creation of any class or series of Parity Stock or Junior Stock, any increase in the amount of authorized but unissued shares of such class or series of parity or Junior Stock or the issuance of any shares of such class or series of Parity Stock or Junior Stock will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote of holders of the Mandatory Convertible Preferred Stock. Our Charter and Delaware law permit us, without the approval of any of our stockholders (including any holders of the Mandatory Convertible Preferred Stock), to establish and issue a new series of preferred stock ranking equal with or junior to the Mandatory Convertible Preferred Stock, which may dilute the voting and other interests of holders of the Mandatory Convertible Preferred Stock. See “Description of Capital Stock—Preferred Stock” in the accompanying prospectus.

As of the date of this prospectus supplement, we have no series of Senior Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Voting Preferred Stock, then only the series of Voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock for the following purposes:

•

to cure any ambiguity, omission or mistake, or to correct or supplement any provision contained in the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Designations;

•

to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of our Charter or the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock; or

•	to make any other change that does not adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock (other than any holder that consents to such change).

In addition, without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock in order to conform the terms thereof to the description of the terms of the Mandatory Convertible Preferred Stock set forth under “Description of Mandatory Convertible Preferred Stock” in this preliminary prospectus supplement relating to this offering, as supplemented and/or amended by any related pricing term sheet.

Mandatory Conversion

Each share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the Mandatory Conversion Date, into a number of shares of our common stock equal to the

Conversion Rate described below. If we declare a dividend on the Mandatory Convertible Preferred Stock for the dividend period ending on September 30, 2022, we will pay such dividend to the holders of record as of the Close of Business on the immediately preceding Record Date, as described above under “—Dividends.” If, on or prior to September 15, 2022 we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the Conversion Rate will be increased by a number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock (the “Additional Conversion Amount”) divided by the greater of (x) the Floor Price and (y) 97% of the Average Price. To the extent that the Additional Conversion Amount per share of Mandatory Convertible Preferred Stock exceeds the product of such number of additional shares and 97% of the Average Price, we will, if we are legally able to do so, and to the extent permitted under the terms of our indebtedness, declare and pay such excess amount in cash pro rata per share to the holders of the Mandatory Convertible Preferred Stock.

The “Conversion Rate,” which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date, will, subject to adjustment as described above for any Additional Conversion Amount or as described in “—Anti-Dilution Adjustments” below, be as follows:

•

if the Applicable Market Value (as defined below) of our common stock is greater than the Threshold Appreciation Price (as defined below), then the Conversion Rate will be                  shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate,” subject to adjustment as described below under the caption “—Anti-Dilution Adjustments”);

•

if the Applicable Market Value of our common stock is less than or equal to the Threshold Appreciation Price but greater than or equal to the Initial Price (as defined below), then the Conversion Rate will be equal to $1,000 divided by the Applicable Market Value of our common stock, which will be between                  and                 shares of our common stock per share of the Mandatory Convertible Preferred Stock; or

•

if the Applicable Market Value of our common stock is less than the Initial Price, then the Conversion Rate will be                 shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate,” subject to adjustment as described below under the caption “—Anti-Dilution Adjustments”).

“Threshold Appreciation Price” means, as of any time, an amount (rounded to the nearest cent) equal to $1,000 divided by the Minimum Conversion Rate in effect as of such time. The initial Threshold Appreciation Price is $                , which represents a premium of approximately     % over the initial Initial Price.

“Initial Price” means, as of any time, an amount (rounded to the nearest cent) equal to $1,000 divided by the Maximum Conversion Rate in effect as of such time. The Initial Price on the Initial Issue Date is $                .

For the avoidance of doubt, the Conversion Rate per share of the Mandatory Convertible Preferred Stock will in no event exceed the Maximum Conversion Rate, subject to adjustment as described under “—Anti-Dilution Adjustments” below and exclusive of any amounts owing in respect of any Additional Conversion Amount or any accrued and unpaid dividends paid at our election in shares of common stock.

We refer to the Minimum Conversion Rate and the Maximum Conversion Rate collectively as the “Fixed Conversion Rates.” The Fixed Conversion Rates, the Initial Price, the Threshold Appreciation Price and the Applicable Market Value are each subject to adjustment as described under “—Anti-Dilution Adjustments” below.

Hypothetical Conversion Values Upon Mandatory Conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of the Mandatory Convertible Preferred Stock at various Applicable Market Values for our common stock. The table assumes that there will be no conversion adjustments as described above for any Additional Conversion Amount or as described below in “—Anti-Dilution Adjustments” and that dividends on the Mandatory Convertible Preferred Stock will be paid in cash and not in additional shares of our common stock. The actual Applicable Market Value of our common stock may differ from those set forth in the table below. Based on an Initial Price of $     and a Threshold Appreciation Price of $    , a holder of the Mandatory Convertible Preferred Stock would receive on the Mandatory Conversion Date the number of shares of our common stock per share of the Mandatory Convertible Preferred Stock set forth below, subject to the provisions described below with respect to any fractional shares of our common stock:

Applicable Market Value of our common stock	Number of shares of our common stock to be received upon mandatory conversion	Conversion value (Applicable Market Value multiplied by the number of shares of our common stock to be received upon mandatory conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the Applicable Market Value of our common stock is greater than the Threshold Appreciation Price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be greater than the $1,000 Liquidation Preference of a share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock. If the Applicable Market Value for our common stock is equal to or greater than the Initial Price and equal to or less than the Threshold Appreciation Price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be equal to the $1,000 Liquidation Preference of a share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock. If the Applicable Market Value of our common stock is less than the Initial Price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $1,000 Liquidation Preference of a share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock.

Certain Definitions

“Applicable Market Value” means the Average VWAP per share of our common stock over the Settlement Period (as defined below).

“Close of Business” means 5:00 p.m., New York City time.

“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be September 30, 2022. If the 20 consecutive Trading Day period to determine the Applicable Market Value ends on or after the Trading Day prior to September 30, 2022 (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market Disruption Event (as defined below) or otherwise) such that the Mandatory Conversion Date occurs after September 30, 2022, no interest or other amounts will accrue as a result of such postponement.

“Market Disruption Event” means, with respect to any date:

•

a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session on such date; or

•

the occurrence or existence, prior to 1:00 p.m., New York City time, on such date, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

“Settlement Period” means the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding September 30, 2022.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded or admitted for trading. If our common stock is not so listed or traded, then “Scheduled Trading Day” means a Business Day.

A “Trading Day” is a day on which:

•	there is no Market Disruption Event; and

•

trading in our common stock generally occurs on The Nasdaq Global Select Market or, if our common stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading;

provided, however, that if our common stock is not traded on any such exchange, association or market, “Trading Day” means any Business Day.

“VWAP” per share of our common stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “AVGO <EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose, which may include any of the underwriters for this offering. The “Average VWAP” means the average of the VWAPs for each Trading Day in the relevant period.

Conversion at the Option of the Holder

Other than during a Fundamental Change Conversion Period (as defined below under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), holders of the Mandatory Convertible Preferred Stock will have the option to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), at any time prior to September 30, 2022, into shares of our common stock at the

Minimum Conversion Rate of                  shares of our common stock per share of the Mandatory Convertible Preferred Stock, subject to adjustment as described under “—Anti-Dilution Adjustments” below.

If, as of the Conversion Date (as defined below) of any early conversion (the “Early Conversion Date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a Dividend Payment Date prior to such Early Conversion Date, the Conversion Rate for such early conversion will be increased by a number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock (the “Early Conversion Additional Amount”) for such prior dividend periods, divided by the greater of (x) the Floor Price and (y) the Average VWAP per share of our common stock over the 20 consecutive Trading Day period (the “Early Conversion Settlement Period”) commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date (such Average VWAP, the “Early Conversion Average Price”). Notwithstanding the last sentence under “—Method of Payment of Dividends” above, to the extent that the Early Conversion Additional Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or any other consideration.

Except as described above, upon any optional conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case such dividend will be paid on such Dividend Payment Date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of the Close of Business on such Record Date, as described in the section above entitled “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount

General

If a Fundamental Change (as defined below) occurs on or prior to September 30, 2022, holders of the Mandatory Convertible Preferred Stock will have the right to:

(i)

convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into a number of shares of common stock equal to the Fundamental Change Conversion Rate per share of Mandatory Convertible Preferred Stock described below;

(ii)	with respect to such converted shares, receive a Fundamental Change Dividend Make-Whole Amount (as defined below) payable in cash or shares of our common stock; and

(iii)	with respect to such converted shares, receive the Accumulated Dividend Amount (as defined below) payable in cash or shares of our common stock,

subject, in the case of clauses (ii) and (iii), to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the Record Date for a dividend period for which we have, as of the Effective Date (as defined below) of a Fundamental Change, declared a dividend occurs before or during the related Fundamental Change Conversion Period (as defined below), then we will pay such dividend on the relevant Dividend Payment Date to the holders of record at the Close of Business on such Record Date, as described in “—Dividends,” and the Accumulated Dividend Amount will not include the amount of such dividend, and the Fundamental Change Dividend Make-Whole Amount will not include the present value of such dividend.

To exercise this right, holders must submit their Mandatory Convertible Preferred Stock for conversion such that the Conversion Date occurs during the period (the “Fundamental Change Conversion Period”) beginning on the

Effective Date of such Fundamental Change and ending on, and including, the date that is 20 calendar days after the Effective Date (or, if earlier, September 30, 2022). A Conversion Date occurring during such Fundamental Change Conversion Period is referred to herein as a “Fundamental Change Conversion Date.” Holders who convert their Mandatory Convertible Preferred Stock with a Conversion Date not occurring during the Fundamental Change Conversion Period will not be entitled to the relevant Fundamental Change Conversion Rate, Fundamental Change Dividend Make-Whole Amount or Accumulated Dividend Amount.

We will notify holders of the Effective Date of a Fundamental Change no later than the second Business Day following such Effective Date. If we notify holders of a Fundamental Change later than the second Business Day following the Effective Date, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, such Effective Date to, but excluding, the date of the notice; provided, however, that the Fundamental Change Conversion Period will not be extended beyond September 30, 2022.

A “Fundamental Change” will be deemed to have occurred, at such time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization, reclassification or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, any other consideration 10% or more of which (excluding cash payments for fractional shares or pursuant to appraisal rights) is not common stock that is listed on, or immediately after the transaction or event will be listed on, any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) (such requirement in this clause (i) that 10% or more of such consideration (excluding cash payments for fractional shares or pursuant to appraisal rights) not be common stock that is, or will be, listed as described above, the “10% requirement”); (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (a) us or any of our subsidiaries, (b) any employee benefit plan of ours or our subsidiaries, or (c) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock (as defined below), measured by voting power rather than number of shares; or (iii) our common stock ceasing to be listed for trading on the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or another U.S. national securities exchange. For the purposes of this definition of “Fundamental Change,” any transaction or event that would constitute a Fundamental Change under both clause (i) (without regard to the 10% requirement) and clause (ii) above will be deemed to occur solely under clause (i) above (subject to the 10% requirement).

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person).

Fundamental Change Conversion Rate

The conversion rate applicable to Mandatory Convertible Preferred Stock submitted for conversion with a Conversion Date occurring during the Fundamental Change Conversion Period for a Fundamental Change (such conversion rate, the “Fundamental Change Conversion Rate”) will be determined by reference to the table below, based on the Effective Date of such Fundamental Change (the “Effective Date”) and the price (the “Stock Price”) paid or deemed paid per share of our common stock in such Fundamental Change. If the holders of our common stock receive only cash in such Fundamental Change, the Stock Price shall be the cash amount paid per share of common stock. Otherwise, the Stock Price shall be the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day preceding the Effective Date.

The Stock Prices set forth in the first row of the table (i.e., the column headers) below will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table below will be subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in “—Anti-Dilution Adjustments.”

The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock for each Stock Price and Effective Date set forth below.

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
September , 2019
September 30, 2020
September 30, 2021
September 30, 2022

The exact Stock Price and Effective Date may not be set forth in the table, in which case:

•

if the Stock Price is between two Stock Price amounts on the table or the Effective Date is between two Effective Dates on the table, the Fundamental Change Conversion Rate will be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Stock Price amounts and the earlier and later Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;

•

if the Stock Price is in excess of $             per share (subject to adjustment in the same manner as the Stock Prices set forth in the first row of the table above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

•	if the Stock Price is less than $ per share (subject to adjustment as described above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.

Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount

For any shares of the Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the common stock issued upon conversion at the Fundamental Change Conversion Rate, we will, at our option:

(a)

pay you in cash, to the extent we are legally permitted to do so and not prohibited by the terms that govern our indebtedness, an amount equal to the present value, calculated using a discount rate of    % per annum, of all scheduled dividend payments (excluding any Accumulated Dividend Amount, and subject to the second sentence under “—General” above) on the Mandatory Convertible Preferred Stock for all remaining dividend periods (including any partial dividend period) from, and including, the Effective Date of the applicable Fundamental Change to, but excluding, the Mandatory Conversion Date (the “Fundamental Change Dividend Make-Whole Amount”);

(b)

increase the number of shares of our common stock to be issued upon conversion by a number equal to (i) the Fundamental Change Dividend Make-Whole Amount divided by (ii) the greater of (x) the Floor Price and (y) 97% of the Stock Price; or

(c)	pay the Fundamental Change Dividend Make-Whole Amount through any combination of cash and shares of our common stock in accordance with the provisions of clauses (a) and (b) above.

As used herein, the term “Accumulated Dividend Amount” means, with respect to any Fundamental Change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, as of the Effective Date of the relevant Fundamental Change, for all full dividend periods prior to such Effective Date, including (but subject to the second sentence under “—General” above) for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding such Effective Date to, but excluding, such Effective Date. For the avoidance of doubt, if the Record Date for a dividend period for which we have, as of the Effective Date of a Fundamental Change, declared a dividend occurs before or during the related Fundamental Change Conversion Period, then we will pay such dividend on the relevant Dividend Payment Date to the holders of record at the Close of Business on such Record Date, as described in “—Dividends,” and the Accumulated Dividend Amount will not include the amount of such dividend, and the Fundamental Change Dividend Make-Whole Amount will not include the present value of such dividend.

The Accumulated Dividend Amount will be payable at our option:

•	in cash, to the extent we are legally permitted to do so and to the extent permitted under the terms of our indebtedness;

•	in an additional number of shares of our common stock equal to (i) the Accumulated Dividend Amount divided by (ii) the greater of (x) the Floor Price and (y) 97% of the Stock Price; or

•	in a combination of cash and shares of our common stock in accordance with the provisions of the preceding two bullets.

We will pay the Fundamental Change Dividend Make-Whole Amount and the Accumulated Dividend Amount in cash, except to the extent we elect on or prior to the second Business Day following the Effective Date of a Fundamental Change to make all or any portion of such payments in our common stock. In addition, if we elect to deliver common stock in respect of all or any portion of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount, to the extent that the portion of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount paid in common stock exceeds the product of (x) the number of additional shares we deliver in respect thereof and (y) 97% of the Stock Price, we will, if we are legally able to do so, and to the extent permitted under the terms of our indebtedness, pay such excess amount in cash. Any such payment in cash may not be permitted by our then existing debt instruments, including any restricted payments covenants.

However, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-Whole Amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, then the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the quotient of the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-Whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the Stock Price. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-Whole Amount exceeds the product of such number of additional shares and 97% of the Stock Price, we will not have any obligation to pay the shortfall in cash or any other consideration.

No fractional shares of our common stock will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount. We will instead pay a cash amount to each converting holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on, and including, the sixth Scheduled Trading Day immediately preceding the Fundamental Change Conversion Date.

Not later than the second Business Day following the Effective Date of a Fundamental Change, we will notify holders of:

•	the Fundamental Change Conversion Rate;

•	the Fundamental Change Dividend Make-Whole Amount and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable; and

•

the Accumulated Dividend Amount as of the Effective Date of the Fundamental Change and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable.

Our obligation to adjust the conversion rate in connection with a Fundamental Change and pay the Fundamental Change Dividend Make-Whole Amount (whether in cash, shares of our common stock or any combination thereof) could possibly be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and therefore may not be enforceable in whole or in part.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the Mandatory Conversion Date. The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the Close of Business on the last Trading Day of the Settlement Period. Prior to the Close of Business on such last Trading Day, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date will not be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

You will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of our common stock upon conversion, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own, and we will not be required to settle any conversion before the second Business Day after you have paid in full all such taxes and duties, if any, payable by you.

Upon Early Conversion

If you elect to convert the Mandatory Convertible Preferred Stock prior to the Mandatory Conversion Date, in the manner described in “—Conversion at the Option of the Holder” (an “Early Conversion”) or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount” (an “Early Fundamental Change Conversion”), you must observe the following conversion procedures:

If shares of the Mandatory Convertible Preferred Stock are in global form, to convert the Mandatory Convertible Preferred Stock you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If shares of the Mandatory Convertible Preferred Stock are held in certificated form, you must comply with certain procedures set forth in the Certificate of Designations for the Mandatory Convertible Preferred Stock. In either case, if required, you must pay all transfer or similar taxes or duties, if any.

The “Conversion Date” will be the date on which you have satisfied the foregoing requirements with respect to an Early Conversion or an Early Fundamental Change Conversion. You will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Common stock will be issued and delivered to the converting holder, or, if the Mandatory Convertible Preferred Stock being converted is in global form, the shares of common stock issuable upon conversion shall be delivered through the facilities of DTC, in each case together with delivery by us to the converting holder of any cash to which the converting holder is entitled, only after all applicable taxes and duties, if any, payable by you have been paid in full, and such shares and cash will be delivered on the latest of (i) the second Business Day immediately succeeding the Conversion Date, (ii) if applicable, the second Business Day immediately succeeding the last day of the Early Conversion Settlement Period and (iii) the second Business Day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the Close of Business on the applicable Conversion Date. Prior to the Close of Business on the applicable Conversion Date, the shares of common stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose, and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers for the common stock and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock that are converted, cash will be paid in an amount (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP of our common stock over the five consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day immediately preceding the applicable Conversion Date. If the Conversion Date occurs on or prior to the last Trading Day of such five consecutive Trading Day period, the cash payment shall be deferred until the second Business Day immediately following the last Trading Day of such five consecutive Trading Day period.

Subject to any applicable rules and procedures of DTC, if more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

Anti-Dilution Adjustments

Each Fixed Conversion Rate will be adjusted only under the following enumerated circumstances:

(1)

We issue shares of common stock to all holders of our common stock as a dividend or other distribution, in which event, each Fixed Conversion Rate in effect at the Close of Business on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (x) the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination; and (y) the total number of shares of our common stock constituting such dividend or other distribution; and

•

the denominator of which is the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination, without giving effect to such dividend, distribution, stock split or stock combination.

Any adjustment made pursuant to this clause (1) will become effective immediately after the Close of Business on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay or make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not pay any dividend or make any distribution on shares of our common stock that we hold in treasury.

(2)

We issue to all holders of shares of our common stock rights, options or warrants (other than rights, options or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans or pursuant to a rights plan) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase shares of our common stock at a price per share less than the Current Market Price (as defined below) of our common stock, in which case each Fixed Conversion Rate in effect at the Close of Business on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such Fixed Conversion Rate by a fraction:

•

the numerator of which is the sum of (x) the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination and (y) the number of shares of our common stock issuable pursuant to such rights, options or warrants; and

•

the denominator of which is the sum of (x) the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination and (y) the number of shares of our common stock equal to the quotient of the aggregate offering price payable to exercise such rights, options or warrants divided by the Current Market Price of our common stock.

Any adjustment made pursuant to this clause (2) will become effective immediately after the Close of Business on the date fixed for such determination. In the event that such rights, options or warrants described in this clause (2) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights, options or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or our common stock is otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase common stock at less than the Current Market Price, and in determining the aggregate offering price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final, conclusive and binding). For the purposes of this clause (2), the number of shares of our common stock at the time outstanding shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not issue any such rights, options or warrants in respect of shares of our common stock that we hold in treasury.

(3)

We subdivide or combine our common stock, in which event each Fixed Conversion Rate in effect at the Close of Business on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after the Close of Business on the effective date of such subdivision or combination.

(4)

(a) We distribute to all holders of our common stock evidences of our indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, excluding:

•	any dividend or distribution of shares of common stock described in clause (1) above;

•	any rights or warrants described in clause (2) above;

•	any dividend or distribution paid solely in cash (which, for the avoidance of doubt, will be subject to the provisions described in clause (5) below);

•	any Spin-Off, as to which the provisions set forth below in this clause (4) shall apply; and

•

an issuance solely pursuant to a Reorganization Event (as defined below), as to which the provisions described below under the caption “—Recapitalizations, Reclassifications and Changes of Our Common Stock” will apply, in which event each Fixed Conversion Rate in effect at the Close of Business on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the Current Market Price of our common stock; and

•

the denominator of which is the Current Market Price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final, conclusive and binding), on such date fixed for determination, of the portion of the evidences of indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets so distributed applicable to one share of our common stock.

To the extent such distribution is not so paid or made, each Fixed Conversion Rate will be readjusted to the Fixed Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(b)    In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “Spin-Off”), each Fixed Conversion Rate in effect at the Close of Business on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (x) the Current Market Price of our common stock and (y) the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final, conclusive and binding), of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such capital stock or equity interests); and

•	the denominator of which is the Current Market Price of our common stock.

Any adjustment made pursuant to paragraph (a) or (b) of this clause (4) shall become effective immediately after the Close of Business on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in paragraph (a) or (b) of this clause (4) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If (x) an adjustment to each Fixed Conversion Rate is required under this clause (4)(b) during the Settlement Period, or (y) the Conversion Date for Mandatory Convertible Preferred Stock submitted for early conversion occurs on or after the Ex-Date (as defined below) of the Spin-Off and prior to the time that the Current Market Price of our common stock is determined for purposes of clause (4)(b), then in either case delivery of the shares of our common stock issuable upon conversion will be delayed until the second Business Day immediately after the first date as of which the calculations provided for in clause (4)(b) can be completed.

(5)

We pay or make a dividend or other distribution consisting exclusively of cash to all holders of our common stock, other than a regular, quarterly cash dividend that does not exceed $2.65 per share (the “Dividend Threshold,” subject to adjustment as described below), excluding:

•

a distribution solely pursuant to a Reorganization Event, as to which the provisions described below under the caption “—Recapitalizations, Reclassifications and Changes of Our Common Stock” will apply,

•	any dividend or other distribution in connection with our voluntary or involuntary liquidation, dissolution or winding-up; and

•	any consideration payable as part of a tender or exchange offer described in clause (6) below,

in which event, each Fixed Conversion Rate in effect at the Close of Business on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the Current Market Price of our common stock minus the Dividend Threshold (provided that if the distribution is not a regular quarterly cash dividend, then the dividend threshold will, for purposes of such distribution, be deemed to be zero); and

•	the denominator of which is the Current Market Price of our common stock minus the amount per share of such dividend or other distribution.

The Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Fixed Conversion Rates pursuant to the provisions described under this “—Anti-Dilution Adjustments” section; provided, however, that no adjustment will be made to the dividend threshold for any adjustment to the Fixed Conversion Rates under this clause (5).

Any adjustment made pursuant to this clause (5) shall become effective immediately after the Close of Business on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (5) is not so paid or so made, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay such dividend or make such other distribution, to such Fixed Conversion Rate which would then be in effect if such dividend or other distribution had not been declared.

(6)

We or any of our subsidiaries successfully complete a tender or exchange offer (in each case that would constitute a “tender offer” under the Exchange Act) for our outstanding common stock (excluding any securities convertible or exchangeable for our common stock, and excluding a tender offer solely to holders of fewer than 100 shares of our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the Current Market Price of our common stock, in which event each Fixed Conversion Rate in effect at the Close of Business on the date of expiration of the tender or exchange offer (the “Expiration Date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)

the aggregate cash and fair market value (as determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final, conclusive and binding), on the Expiration Date, of any other consideration paid or payable for shares of our common stock purchased or exchanged in such tender or exchange offer; and

(ii)	the product of:

1.	the Current Market Price of our common stock; and

2.	the number of shares of our common stock outstanding at the time such tender or exchange offer expires (excluding any shares purchased or exchanged in the tender or exchange offer); and

•	the denominator of which shall be equal to the product of:

(i)	the Current Market Price of our common stock; and

(ii)	the number of shares of our common stock outstanding at the time such tender or exchange offer expires (including any shares purchased or exchanged in the tender or exchange offer).

The amount of any adjustment made pursuant to this clause (6) shall be determined on the 10th Trading Day immediately following the Expiration Date, but the adjustment will become effective as of the Close of Business on the Expiration Date for the tender or exchange offer. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall be readjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If (x) an adjustment to each Fixed Conversion Rate is required pursuant to this clause (6) during the Settlement Period, or (y) the Conversion Date for Mandatory Convertible Preferred Stock submitted for early conversion occurs on or after the Expiration Date described above and prior to the time that the Current Market Price of our common stock is determined for purposes of this clause (6), then in either case, delivery of the related conversion consideration will be delayed to the second Business Day immediately after the first date as of which the calculations provided for in this clause (6) can be completed.

In cases where the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets as to which clauses (4)(a) or (5) above apply, applicable to one share of our common stock, dividended or distributed to stockholders equals or exceeds the Current Market Price (as determined for purposes of calculating the Conversion Rate adjustment pursuant to such clause (4)(a) or (5)), then, in lieu of the adjustment to each Fixed Conversion Rate provided for in such clause (4)(a) or (5), holders of the Mandatory Convertible Preferred Stock will be entitled to receive upon conversion of each share of Mandatory Convertible Preferred Stock, in addition to the consideration otherwise deliverable upon such conversion, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets comprising such dividend or distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive such dividend or distribution, a number of shares of our common stock equal to the Maximum Conversion Rate in effect on such record date.

To the extent that we have a rights plan in effect with respect to our common stock on any Conversion Date or the Mandatory Conversion Date, upon conversion of any Mandatory Convertible Preferred Stock, you will receive, in addition to common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case, and only in such case, each Fixed Conversion Rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4)(a) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Notwithstanding anything to the contrary described in this “—Anti-Dilution Adjustments” section, the Fixed Conversion Rates will not be adjusted on account of any rights issued pursuant to a rights plan, except to the extent provided in the preceding sentence. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any common stock, the rights described therein shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the Conversion Rate, unless and until such rights or warrants have separated from our common stock. We currently do not have a rights plan in effect.

For the purposes of determining the adjustment to the Fixed Conversion Rate for the purposes of:

•

clauses (2), (4)(a) and (5) above, the “Current Market Price” of our common stock is the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date with respect to the issuance, distribution or dividend requiring such computation;

•

clause (4)(b) above, the “Current Market Price” of our common stock and the capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, is the Average VWAP per share of common stock, capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, over the first ten consecutive Trading Day period commencing on, and including, the Ex-Date of such distribution (which Average VWAP, in the case of any such capital stock or equity interests, will be determined as if references to our common stock, and the ticker symbol thereof, in the definitions of VWAP and Trading Day were instead references to such capital stock or equity interests, or the ticker symbol thereof, as applicable); and

•

clause (6) above, the “Current Market Price” of our common stock is the Average VWAP per share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date of the relevant tender offer or exchange offer.

The term “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade, regular way, without the right to receive such issuance or distribution. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

In addition, we may make such increases in each Fixed Conversion Rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each Fixed Conversion Rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each Fixed Conversion Rate or other adjustment (or failure to make such adjustment) that has the effect of an increase in each Fixed Conversion Rate, holders of the Mandatory Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Consequences.” Any applicable withholding taxes (including backup withholding) resulting from any such adjustment (or failure to make such adjustment) may be withheld from or set of against any distributions and payments and deliveries upon conversion with respect to the Mandatory Convertible Preferred Stock (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, the holder of Mandatory Convertible Preferred Stock.

All adjustments to each Fixed Conversion Rate will be calculated to the nearest 1/10,000th of a share of our common stock. Prior to the first Trading Day of the Settlement Period, no adjustment in a Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least one percent in such Fixed Conversion Rate. If any adjustment is not required to be made because it would not change the Fixed Conversion Rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on (x) the earlier of any Early Conversion Date and the Effective Date of any Fundamental Change and (y) each Trading Day of the Settlement Period, adjustments to each Fixed Conversion Rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the Fixed Conversion Rates will be made if holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding

Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of the Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the Maximum Conversion Rate then in effect.

We will not be required to adjust either Fixed Conversion Rate except as described above. Notwithstanding anything to the contrary described above, and without limiting the prior sentence, the Fixed Conversion Rates will not be adjusted:

(a)

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of common stock under any plan;

(b)

upon the issuance of any shares of our common stock or rights, warrants, options, units or other securities exercisable for the purchase of those shares pursuant to any present or future retirement, deferred compensation, incentive or other benefit plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Initial Issue Date;

(d)	for a change in the par value of our common stock;

(e)	for stock repurchases, including structured or derivative transactions, that are not tender offers;

(f)	as a result of a tender offer that satisfies the exception described in clause (6) above for offers solely to holders of fewer than 100 shares of our common stock;

(g)	as a result of a tender or exchange offer by a person other than us or one or more of our subsidiaries; or

(h)

for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.”

We will be required, within 10 Business Days following the effectiveness of an adjustment to the Fixed Conversion Rates, to provide, or cause to be provided, a written notice of such adjustment to the holders of the Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth such adjusted Fixed Conversion Rate.

For the avoidance of doubt, each of the Threshold Appreciation Price, the Initial Price and the Floor Price will be automatically adjusted, in accordance with the respective definitions of such terms, upon the effectiveness of each adjustment to the Fixed Conversion Rates. Whenever any provision of the Certificate of Designations requires us to calculate the VWAP per share of our common stock over a span of multiple days, we will make appropriate adjustments (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Current Market Price and the Average Price (as the case may be)) to account for any adjustments to the Initial Price, the Threshold Appreciation Price, the Floor Price and the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the Ex-Date, Effective Date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

If:

•	the record date for a dividend or distribution on shares of our common stock occurs after the end of the Settlement Period and before the Mandatory Conversion Date; and

•

such dividend or distribution would have resulted in an adjustment of the number of shares of common stock issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last Trading Day of the Settlement Period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record, for each share of their Mandatory Convertible Preferred Stock, of a number of shares of our common stock equal to the Conversion Rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

If there occurs:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each such event, a “Reorganization Event,” and such securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of our common stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary described above,

•

from and after the effective time of such Reorganization Event, (i) the consideration due upon conversion of any Mandatory Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “Description of Mandatory Convertible Preferred Stock” section (or in any related definitions) were instead a reference to the same number of Reference Property Units; and (ii) for purposes of the definition of “Fundamental Change” and “Voting Stock,” the terms “common stock” and “capital stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property;

•

for these purposes, the VWAP of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof); and

•

at the effective time of such Reorganization Event, we may amend the Certificate of Designations without the consent of the holders of the Mandatory Convertible Preferred Stock to give effect to the provisions described in the previous bullet points.

For purposes of the foregoing, the type and amount of Reference Property in the case of any Reorganization Event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the Mandatory Convertible Preferred Stock of the weighted average as soon as practicable after such determination is made.

We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Reference Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

In connection with any Reorganization Event and the application of the provisions described above, we will also adjust the Dividend Threshold (as defined above) based on the number of shares of common stock or other equity interests comprising the Reference Property and (if applicable) the value of any non-stock consideration comprising the Reference Property.

Notices

We will send all notices or communications to holders of the Mandatory Convertible Preferred Stock pursuant to the Certificate of Designations in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the holders’ respective addresses shown on the register for the Mandatory Convertible Preferred Stock. However, in the case of Mandatory Convertible Preferred Stock in the form of global securities, we are permitted to send notices or communications to holders pursuant to DTC’s procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such holders in writing.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, free from any preemptive or other similar rights, a number of shares of our common stock equal to the product of the Maximum Conversion Rate then in effect and the number of shares of the Mandatory Convertible Preferred Stock then outstanding.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

Book-Entry, Delivery and Form

The Mandatory Convertible Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be limited to persons who have accounts with DTC (“Participants”) or persons who hold interests through such Participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred

Stock. No beneficial owner of an interest in the shares of the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock.

Payments of dividends on the global certificate representing the shares of the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate Liquidation Preference of such global certificate representing the shares of the Mandatory Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by Participants to owners of beneficial interests in such global certificate representing the shares of the Mandatory Convertible Preferred Stock held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (indirect Participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its Participants or indirect Participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Mandatory Convertible Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership, conversion (in the case of our Mandatory Convertible Preferred Stock), and disposition of the shares of our Mandatory Convertible Preferred Stock issued pursuant to this offering and our common stock received in respect of our Mandatory Convertible Preferred Stock (including upon conversion), but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our Mandatory Convertible Preferred Stock or our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, conversion (in the case of our Mandatory Convertible Preferred Stock), and disposition of our Mandatory Convertible Preferred Stock or our common stock.

This discussion is limited to holders that hold our Mandatory Convertible Preferred Stock or our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders and Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•

persons holding our Mandatory Convertible Preferred Stock or our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	broker-dealers;

•	dealers or traders subject to a mark-to-market method of accounting with respect to their holdings of securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” “S corporations” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Mandatory Convertible Preferred Stock or our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Mandatory Convertible Preferred Stock or our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that own, or are deemed to own, more than 5% of our Mandatory Convertible Preferred Stock or our common stock;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes holds our Mandatory Convertible Preferred Stock or our common stock, the tax treatment of a partner or beneficial owner of the entity (or arrangement) will depend on the status of the owner, the activities of the entity (or arrangement) and certain determinations made at the partner or beneficial owner level. Accordingly, entities (or arrangements) treated as partnerships for U.S. federal income tax purposes holding our Mandatory Convertible Preferred Stock or our common stock and the partners or beneficial owners in such entities (or arrangements) should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION (IN THE CASE OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK), AND DISPOSITION OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK OR OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definitions of U.S. Holder and Non-U.S. Holder

The discussion in the section below is addressed to a holder of our Mandatory Convertible Preferred Stock and common stock received in respect thereof that is a U.S. Holder for U.S. federal income tax purposes. A “U.S. Holder” means a beneficial owner of shares of our Mandatory Convertible Preferred Stock or our common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of shares of our Mandatory Convertible Preferred Stock or our common stock that is neither a U.S. Holder nor an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes.

Tax Consequences Applicable to U.S. Holders

Distributions

Distributions with respect to our Mandatory Convertible Preferred Stock or our common stock that are paid in cash will be taxable as dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations. Dividends paid to non- corporate U.S. Holders generally will qualify for taxation at special rates if such holders meet certain holding period and other applicable requirements. U.S. Holders should consult their own tax advisors regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances. To the extent that the amount of distributions with respect to our Mandatory Convertible Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of (and reducing) the U.S. Holder’s adjusted tax basis in such Mandatory Convertible Preferred Stock or common stock, as the case may be, and thereafter as capital gain from the sale of such Mandatory Convertible Preferred Stock or common stock, as applicable.

If we make a distribution on our Mandatory Convertible Preferred Stock in the form of our common stock, although there is some uncertainty, we believe that such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. Holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. Holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, set off such taxes against, or an applicable withholding agent may withhold such taxes from, shares of common stock or current or subsequent payments of cash to such U.S. Holder or other funds or assets of such holder.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in our Mandatory Convertible Preferred Stock or common stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. Holder that has held our Mandatory Convertible Preferred Stock or common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend (i.e., an amount equal to the dividends-received deduction). If the amount of the reduction exceeds the U.S. Holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other taxable disposition of our Mandatory Convertible Preferred Stock or common stock and will be treated as described under “—Sale or Other Taxable Disposition” below. A non-corporate U.S. Holder that receives an extraordinary dividend will generally be required to treat any loss on the sale or other taxable disposition of our Mandatory Convertible Preferred Stock or common stock as long-term capital loss to the extent of the extraordinary dividends the U.S. Holder received with respect to such stock that qualified for taxation at the special rates discussed above under “—Distributions.”

Sale or Other Taxable Disposition

U.S. Holders will generally recognize capital gain or loss on a sale or other taxable disposition of our Mandatory Convertible Preferred Stock (other than pursuant to a conversion into common stock described below) or common stock equal to the difference between the amount of cash and the fair market value of any property received upon the sale or other taxable disposition and the holder’s adjusted tax basis in the shares sold or disposed of. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares sold or exchanged is more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

A U.S. Holder generally will not recognize any gain or loss upon the receipt of common stock upon the conversion of our Mandatory Convertible Preferred Stock, except to the extent of dividends in arrears and cash received in lieu of a fractional share of common stock, each as described below. Except to the extent of common stock treated as received in respect of any dividends in arrears as described below, the adjusted tax basis of common stock received upon conversion generally will equal the adjusted tax basis of our Mandatory Convertible Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the U.S. Holder held our Mandatory Convertible Preferred Stock prior to conversion.

Cash received in lieu of a fractional share of common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

Any cash received attributable to dividends in arrears on our Mandatory Convertible Preferred Stock will be treated as described above under “—Distributions.” Furthermore, although it is not free from doubt, we intend to treat common stock received in respect of dividends in arrears on our Mandatory Convertible Preferred Stock as described above under “—Distributions.” For purposes of this discussion, the term “dividends in arrears” does not include dividends paid in respect of any portion of the dividend period containing the date of conversion, which are addressed separately below.

In the event a U.S. Holder converts its Mandatory Convertible Preferred Stock and we pay, in respect of any such conversion, cash, common stock or a combination of cash and common stock in respect of a portion of the then-current dividend period or the present value of future dividends (see “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), the tax treatment of the receipt of such cash or common stock is uncertain. Although not free from doubt, we believe the receipt of such cash, common stock, or combination of cash and common stock should be treated as additional consideration received by a U.S. Holder upon conversion of our Mandatory Convertible Preferred Stock into common stock.

In the event a U.S. Holder converts its Mandatory Convertible Preferred Stock and we pay such holder cash or a combination of cash and common stock in respect of a portion of the then-current dividend period or the present value of future dividends, the conversion should be taxable to the extent of the lesser of the cash received (other than cash received in respect of a fractional share of common stock) and any gain realized by the U.S. Holder. For this purpose, gain realized generally would equal the excess, if any, of (i) the fair market value of our common stock received upon conversion (including any fractional common shares for which cash is received) and the cash or cash and common stock received attributable to a portion of the then-current dividend period or future dividends over (ii) the U.S. Holder’s tax basis in our Mandatory Convertible Preferred Stock immediately prior to conversion. The character of the gain recognized (which will be the lesser of such gain realized and such cash) is uncertain. If the receipt of the cash attributable to a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such holder’s equity interest in us, as determined for U.S. federal income tax purposes), such gain (to the extent recognized) would be taxable as dividend income, to the extent of the U.S. Holder’s allocable share of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of a portion of the then-current dividend period or the present value of future dividends exceeded the gain realized by a U.S. Holder, the excess amount would not be taxable to such U.S. Holder but would reduce its adjusted tax basis in our common stock received upon conversion. A U.S. Holder described in this paragraph will have a tax basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (including any fractional shares of our common stock treated as received and then exchanged for cash, but excluding common stock received in respect of dividends in arrears) equal to the adjusted tax basis of the converted shares of the Mandatory Convertible Preferred Stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such common stock received will generally include the period during which the U.S. Holder held such Mandatory Convertible Preferred Stock prior to conversion.

In the event a U.S. Holder converts its Mandatory Convertible Preferred Stock and we pay such holder solely common stock in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such stock should treated as consideration received upon conversion of our Mandatory Convertible Preferred Stock, and should in such case be taxed as described in the first paragraph above under the heading “—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” U.S. Holders should be aware that the tax treatment described above in respect of the payments of cash, common stock or a combination of cash and common stock made in respect of a portion of the then-current dividend period or future dividends is not certain and may be challenged by the IRS.

In the event a U.S. Holder’s Mandatory Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders should consult their tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, set off such taxes against, or an applicable withholding agent may withhold such taxes from, shares of common stock payable to such holder or current or subsequent payments of cash or other funds or assets of such holder.

Adjustment of Conversion Rate

The conversion rate of our Mandatory Convertible Preferred Stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. Holder of our Mandatory Convertible Preferred Stock as having received a deemed distribution includable in such U.S. Holder’s income in the manner described under “—Distributions,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of the U.S. Holder in our assets or earnings and profits. For example, a decrease in the conversion rate to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of our Mandatory Convertible Preferred Stock to the extent of any such holder’s allocable portion of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Further, because deemed distributions received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because the U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, set off any such taxes against, or an applicable withholding agent may withhold such taxes from, payments of cash or shares of common stock payable to the U.S. Holder or other funds or assets of such holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. Holders of our Mandatory Convertible Preferred Stock, however, generally will not be considered to result in a deemed dividend distribution.

Under rules currently in effect, we are generally required to report the amount of any deemed distributions on our website or to the IRS and to holders of Mandatory Convertible Preferred Stock not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of the issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide, among other things, that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value of the right to acquire common stock (determined immediately after conversion rate adjustment) without the adjustment, and (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of our Mandatory Convertible Preferred Stock and the date of the actual distribution of cash or property that results in the constructive distribution. The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of Mandatory Convertible Preferred Stock and withholding agents may rely on them prior to that date under certain circumstances.

Information Reporting and Backup Withholding

In general, information reporting will apply with respect to the payment of dividends (including deemed dividends) on our Mandatory Convertible Preferred Stock or common stock and the payment of proceeds on the sale or other taxable disposition of our Mandatory Convertible Preferred Stock or our common stock, unless a U.S. Holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS.

Tax Consequences Applicable to Non-U.S. Holders

Distributions

Any distributions of cash or property we make on our Mandatory Convertible Preferred Stock or our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Mandatory Convertible Preferred Stock or common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Except as described below with respect to effectively connected dividends and subject to the discussions below of backup withholding and Sections 1471 to 1474 of the Code (such Sections and related Treasury Regulations commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), dividends paid to a Non-U.S. Holder of our Mandatory Convertible Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds our Mandatory Convertible Preferred Stock or our common stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide appropriate documentation to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person and be subject to regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules or rates.

In general, the rules applicable to distributions to Non-U.S. Holders discussed above are also applicable to deemed distributions to Non-U.S. Holders of Mandatory Convertible Preferred Stock. See “Tax Consequences Applicable to U.S. Holders—Adjustment of Conversion Rate.” Because deemed distributions or distributions made in common stock will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, we may, at our option, set off such taxes against, or an applicable withholding agent may withhold such taxes from, shares of common stock payable or current or subsequent payments of cash to a Non-U.S. Holder or other funds or assets of such holder. As a result, if we make an adjustment to the conversion rate and the adjustment gives rise to a deemed distribution to a Non-U.S. Holder of our Mandatory Convertible Preferred Stock, such Non-U.S. Holder should expect additional U.S. withholding on subsequent distributions.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on income or gain realized on the sale or other taxable disposition of our Mandatory Convertible Preferred Stock or our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our Mandatory Convertible Preferred Stock or our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. person and be taxed at regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

Non-U.S. Holders generally will not recognize any gain or loss by reason of receiving common stock in exchange for Mandatory Convertible Preferred Stock upon conversion of our Mandatory Convertible Preferred

Stock, except that (1) gain or loss will be recognized with respect to any cash received in lieu of a fractional share and will be subject to the treatment described above under “—Sale or Other Taxable Disposition,” (2) cash or common stock received in respect of dividends in arrears should be treated in the manner described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and (3) cash or common stock received in respect of a portion of the then-current dividend period or the present value of future dividends should be treated in the manner described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” In the case of payments described in (2) and (3), the tax treatment of such amounts is uncertain, and therefore a withholding agent may withhold 30% of such amount as described under “— Distributions.” Non-U.S. Holders should consult their own tax advisors to determine the specific tax treatment of the matters discussed in this paragraph.

Adjustment of Conversion Rate

As described above under “Tax Consequences Applicable to U.S. Holders—Adjustment of Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) of our Mandatory Convertible Preferred Stock that result in an increase in the proportionate interest of a Non-U.S. Holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “—Distributions.” It is possible that any withholding tax on such a deemed distribution could be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to such Non-U.S. Holder.

Information Reporting and Backup Withholding

Payments of dividends (including deemed dividends) on our Mandatory Convertible Preferred Stock or our common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8EXP, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Mandatory Convertible Preferred Stock or our common stock paid to the Non-U.S. Holder (including any deemed dividends), regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Mandatory Convertible Preferred Stock or our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Mandatory Convertible Preferred Stock or our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established or organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Mandatory Convertible Preferred Stock or our common stock paid to a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting, and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting, and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Mandatory Convertible Preferred Stock or our common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and related guidance published by the IRS, withholding under FATCA generally applies currently to payments of dividends on our Mandatory Convertible Preferred Stock or our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Mandatory Convertible Preferred Stock or our common stock.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of shares of our Mandatory Convertible Preferred Stock by (i) “employee benefit plans” subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and (iii) entities whose underlying assets include the assets of any such plans, accounts or arrangements described in clauses (i) or (ii) pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and certain persons (referred to as “parties in interest” or “disqualified persons” under ERISA and the Code) having certain relationships to such Covered Plans, unless an exemption is applicable to the transaction. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under Title I of ERISA and/or Section 4975 of the Code. A prohibited transaction within the meaning of ERISA and the Code could arise if shares of our Mandatory Convertible Preferred Stock are acquired by a Covered Plan with respect to which we, the underwriters or any of our or their respective affiliates (the “Transaction Parties”) is a party in interest or disqualified person, and such acquisition is not entitled to an applicable exemption. Fiduciaries of Covered Plans considering acquiring shares of our Mandatory Convertible Preferred Stock in reliance on an exemption should carefully review the exemption to assure it is applicable.

Each fiduciary which proposes to cause a Covered Plan to purchase shares of our Mandatory Convertible Preferred Stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction. Each fiduciary should consult with its legal advisor concerning the potential consequences to the Covered Plan under Title I of ERISA or Section 4975 of the Code of an investment in shares of our Mandatory Convertible Preferred Stock.

Governmental plans, church plans and non-U.S. while generally not subject to Title I of ERISA or Section 4975 of the Code, may be subject to Similar Laws, and, accordingly, fiduciaries of such Plans should consult with their legal advisors to confirm that the purchase of shares of our Mandatory Convertible Preferred Stock by such Plans will not constitute or result in a violation of any applicable Similar Law.

By its purchase, each purchaser of shares of our Mandatory Convertible Preferred Stock will be deemed to have represented that either (a) it is not, and is not acquiring shares of our Mandatory Convertible Preferred Stock on behalf of, or with the assets of, a Plan or (b) (i) its acquisition, holding and subsequent disposition of shares of our Mandatory Convertible Preferred Stock will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws and (ii) a fiduciary independent of the Transaction Parties is acting on the Plan’s behalf and is responsible for the Plan’s decision to acquire, hold or dispose of such shares of our Mandatory Convertible Preferred Stock.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring, holding or disposing of shares of our Mandatory Convertible Preferred Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be available. Purchasers of shares of our Mandatory Convertible Preferred Stock have exclusive responsibility for ensuring that their purchase, holding and disposition of our shares of Mandatory Convertible Preferred Stock does not violate applicable fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any shares of our Mandatory Convertible Preferred Stock to a Plan is in no respect a representation by the Transaction Parties that such an investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan, and none of the Transaction Parties is acting or will act as a fiduciary to any Plan with respect to the decision to acquire shares of our Mandatory Convertible Preferred Stock and is not undertaking to provide impartial investment advice, or to give any advice in a fiduciary capacity, in connection with any Plan’s investment in shares of our Mandatory Convertible Preferred Stock. In this regard, neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of shares of our Mandatory Convertible Preferred Stock should consult and rely on their own counsel and advisers as to whether an investment of shares in our Mandatory Convertible Preferred Stock is suitable.

UNDERWRITING (CONFLICTS OF INTEREST)

Broadcom and the underwriters for this offering named below, for whom BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, have entered into an underwriting agreement with respect to the Mandatory Convertible Preferred Stock. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Mandatory Convertible Preferred Stock included in this offering are subject to approval of certain legal matters by counsel and to other customary conditions. The underwriters are obligated to purchase all of the shares of Mandatory Convertible Preferred Stock reflected in the table above if they purchase any of the shares of Mandatory Convertible Preferred Stock. The offering of the shares of Mandatory Convertible Preferred Stock by the underwriters is subject to receipt and acceptance and to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of Mandatory Convertible Preferred Stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement. Shares of Mandatory Convertible Preferred Stock sold by the underwriters to dealers may be sold at the public offering price less a concession not to exceed $                per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $                per share on sales to other dealers. After the initial offering of the shares of Mandatory Convertible Preferred Stock to the public, the representatives may change the public offering price and concessions.

Over-Allotment Option

We have granted the underwriters an option to purchase from us up to an additional                  shares of Mandatory Convertible Preferred Stock to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The shares purchased under this over-allotment option will be purchased at the public offering price, less the underwriting discount and commissions, subject to certain possible adjustments. The underwriters may exercise this option in whole or, from time to time, in part, through and including the 30th day after the date of this prospectus supplement. If any additional shares of Mandatory Convertible Preferred Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered.

If the underwriters exercise their over-allotment option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our Mandatory Convertible Preferred Stock in approximately the same proportion as shown in the table above.

Underwriting Discount

The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock.

	Without over- allotment exercise	With full over- allotment exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $2,500,000. We have agreed to reimburse the underwriters for certain expenses in connection with this offering, including up to an aggregate of $15,000 in connection with the clearance of this offering with the Financial Industry Regulatory Authority.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Listing

Prior to this offering, there has been no public market for the Mandatory Convertible Preferred Stock. We intend to apply to have the Mandatory Convertible Preferred Stock listed on The Nasdaq Global Select Market under the symbol “AVGO.A.” Our common stock is listed on The Nasdaq Global Select Market under the symbol “AVGO.”

Electronic Prospectus Delivery

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. None of the other information appearing on or that can be accessed through websites maintained by any of the underwriters or selling group members, if any, is a part of, or is incorporated by reference into, this prospectus supplement or the accompanying prospectus.

No Sales of Similar Securities

We have agreed that, subject to certain exceptions and without the prior written consent of the representatives, on behalf of the underwriters, we will not, during the period from and including the date of this prospectus supplement through and including the 60th day after the date of this prospectus supplement, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of) any shares of Mandatory Convertible Preferred Stock, common stock or securities convertible into or exercisable or exchangeable for common stock (other than the securities, common stock and shares issued pursuant to employee incentive, retirement, deferred compensation or other benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof), or sell or grant options, rights or warrants with respect to any shares of Mandatory Convertible Preferred Stock, common stock or securities convertible into or exchangeable for common stock (other than pursuant to equity incentive plans existing on the date of the underwriting agreement), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Mandatory Convertible Preferred Stock or common stock or any such other securities, whether any such transaction described in clause

(1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, (3) file, confidentially submit or cause to be confidentially submitted or filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Mandatory Convertible Preferred Stock, common stock or securities convertible, exercisable or exchangeable into Mandatory Convertible Preferred Stock, common stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the foregoing, in each case subject to certain exceptions.

Certain of our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons has agreed that, without the prior written consent of the representatives, on behalf of the underwriters, and subject to certain exceptions, such person will not, directly or indirectly, during the period commencing on and including the date of such person’s lock-up agreement through and including the 45th day after the date of this prospectus supplement (the “Lock-Up Period”), (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our Mandatory Convertible Preferred Stock or common stock (including, without limitation, shares of our common stock that may be deemed to be beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) and shares of our common stock that may be issued upon the vesting of restricted stock units, performance stock units or exercise of any options), or securities convertible into or exercisable or exchangeable for our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our Mandatory Convertible Preferred Stock or common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right or cause to be confidentially submitted or filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company, in each case subject to certain exceptions.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may over-allot shares of Mandatory Convertible Preferred Stock or effect transactions with a view to supporting the market price of such shares at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the shares is made, and, if begun, may cease at any time. Any stabilization action or over-allotment must be carried out in accordance with applicable laws and rules. The underwriters may purchase and sell shares in the open market, including through short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering.

The underwriters have advised us that they also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the shares. As a result, the price of such shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, including acting as underwriters, managers, agents, arrangers or issuing and paying agents, for which they received or will receive customary fees and expenses. For example, certain of the underwriters or their affiliates have provided term loan commitments under the Commitment Letter. Additionally, affiliates of certain of the underwriters are lenders under our Existing Credit Agreement, and consequently, will receive a portion of the net proceeds of the offering upon the repayment of outstanding borrowings under our Existing Term Loan Facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Affiliates of BofA Securities, Inc., Citigroup Global Securities Inc., J.P. Morgan Securities LLC and BNP Paribas Securities Corp. will receive at least 5% of the net offering proceeds of this offering in connection with the repayment of the Existing Term Loan Facilities. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. This rule requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the prospectus supplement. Morgan Stanley & Co. LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act. Pursuant to FINRA Rule 5121, BofA Securities, Inc., Citigroup Global Securities Inc., J.P. Morgan Securities LLC and BNP Paribas Securities Corp. will not confirm sales of the Mandatory Convertible Preferred Stock to any account over which they exercise discretionary authority without the prior written approval of the customer.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares of Mandatory Convertible Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Mandatory Convertible Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

European Economic Area

The shares of Mandatory Convertible Preferred Stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares of Mandatory Convertible Preferred Stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Mandatory Convertible Preferred Stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of Mandatory Convertible Preferred Stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Mandatory Convertible Preferred Stock. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, persons who are “qualified investors” (as defined in the Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute, all such persons together being referred to as “Relevant Persons.” The shares of Mandatory Convertible Preferred Stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons in the United Kingdom. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The shares of Mandatory Convertible Preferred Stock are not being offered to the public in the United Kingdom.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters in connection with the offering of the Mandatory Convertible Preferred Stock will be passed upon for us by Latham & Watkins LLP. The underwriters have been represented by Simpson Thacher & Bartlett LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended November 4, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CA, Inc. and subsidiaries as of and for the year ended March 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the period ended September 30, 2018, incorporated by reference herein, the independent registered public accounting firm, KPMG LLP, has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in CA, Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2018, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

PROSPECTUS

Broadcom Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Purchase Contracts

Units

From time to time, we or certain selling securityholders may offer the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

We will provide the specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND/OR CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER “RISK FACTORS” ON PAGE 1.

Our common stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “AVGO.”

We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select, or through a combination of these methods. In addition, certain selling securityholders may offer and sell our securities from time to time, together or separately. We will provide specific information about any selling securityholders in one or more supplements to this prospectus. If we or the selling securityholders use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we or any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14, 2018

Important Notice About the Information Presented In This Prospectus

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should assume that the information in this prospectus or any prospectus supplement or free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition and results of operations may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process. Under this shelf registration process, we are registering an unspecified amount of each class of the securities described in this prospectus, and we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. To the extent that this prospectus is used by any securityholder to resell any securities, information with respect to the securityholder and the terms of the securities being offered will be contained in a prospectus supplement. Any prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus, together with the applicable prospectus supplements, any applicable free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to the securities we may offer or any selling securityholder may offer. Please carefully read both this prospectus and the applicable prospectus supplement and any applicable free writing prospectus, together with the documents incorporated by reference into this prospectus described below under the heading “Where You Can Find More Information,” before making a decision to purchase any of our securities.

The prospectus supplement will describe: the specific terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the securities. The prospectus supplement may also contain information, where applicable, about material United States federal income tax considerations relating to the securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

As used in this prospectus, “Broadcom,” “Company,” “we,” “our” or “us” refers to Broadcom Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated. When we refer to “you,” we mean the holders of the applicable class or series of securities issued by Broadcom Inc.

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RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement or free writing prospectus and under the caption “Risk Factors” in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein and/or included in any prospectus supplement, before making an investment decision. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of any securities we may sell could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at investors.broadcom.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document already on file with the SEC. The information that we file later with the SEC will automatically update and supersede this information.

This prospectus incorporates by reference the documents listed below that we, or certain of our predecessors, including Broadcom Pte. Ltd., a private company limited by shares incorporated under the laws of the Republic of Singapore (formerly, Broadcom Limited, and herein referred to as “Broadcom-Singapore”), have previously filed with the SEC and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering (excluding any document, or portion thereof, to the extent such document or portion thereof is furnished and not filed):

(a)	Annual Report of Broadcom-Singapore on Form 10-K for the fiscal year ended October 29, 2017, filed with the SEC on December 21, 2017;

(b)	Quarterly Report of Broadcom-Singapore on Form 10-Q for the quarterly period ended February 4, 2018 filed with the SEC on March 15, 2018;

(c)	Quarterly Report of Broadcom on Form 10-Q for the quarterly period ended May 6, 2018 filed with the SEC on June 14, 2018;

(d)

Broadcom-Singapore’s Current Reports on Form 8-K filed with the SEC on November 2, 2017, November  6, 2017, November 17, 2017, December  6, 2017, February 5, 2018, February  9, 2018, February 12, 2018, February 15, 2018, March 6, 2018, March  14, 2018, March 15, 2018, March  23, 2018, March 26, 2018, April  4, 2018 and April 9, 2018;

(e)

Broadcom’s Current Reports on Form 8-K filed with the SEC on March 23, 2018, March  26, 2018, April 9, 2018, April  12, 2018 and June 7, 2018 (except with respect to information furnished under Item 2.02 and related exhibit furnished pursuant to Item 9.01) and Current Report on Form 8-K12B filed with the SEC on April 4, 2018 (the “8-K12B”);

(f)

the description of Broadcom’s common stock which is contained in the 8-K12B pursuant to Rule 12g-3(a) promulgated under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(g)

audited consolidated balance sheets of Broadcom Corporation as of December 31, 2015 and December 31, 2014, the related audited consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for Broadcom Corporation for each of the years in the three year period ended December 31, 2015, and the notes thereto, including the related report of the independent registered public accounting firm thereon (filed as Exhibit 99.3 to Broadcom-Singapore’s Form 8-K12B filed on February 2, 2016 and incorporated herein by reference).

Any statement contained in a document incorporated by reference or deemed incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference or deemed incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request may be made by writing or telephoning us at the following address or phone number:

Broadcom Inc.

Attn: Investor Relations

1320 Ridder Park Drive

San Jose, California 95131 U.S.A.

Telephone: +1 (408) 433-8000

These documents can also be requested through, and are available in, the Investors section of our website, which is located at investors.broadcom.com, or as described under “Where You Can Find More Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus and any prospectus supplement or free writing prospectus may contain “forward-looking statements” within the meaning of the federal securities laws, and particularly in the sections titled “Our Company,” “Risk Factors,” “Use of Proceeds” and “Plan of Distribution.” These statements include, but are not limited to, statements that address our expected future business and financial performance and other statements identified by words such as “will”, “expect”, “believe”, “anticipate”, “estimate”, “should”, “intend”, “plan”, “potential”, “predict” “project”, “aim”, and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of Broadcom, as well as assumptions made by, and information currently available to, such management, current market trends and market conditions and involve risks and uncertainties, many of which are outside the Company’s and management’s control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors,” elsewhere in this prospectus or any prospectus supplement or free writing prospectus, or incorporated by reference into this prospectus or any prospectus supplement or free writing prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus and any prospectus supplement or free writing prospectus.

Particular uncertainties that could materially affect future results include risks associated with: any loss of our significant customers and fluctuations in the timing and volume of significant customer demand; our dependence on contract manufacturing and outsourced supply chain; our dependency on a limited number of suppliers; any acquisitions we may make, such as delays, challenges and expenses associated with receiving governmental and regulatory approvals and satisfying other closing conditions, and with integrating acquired companies with our existing businesses and our ability to achieve the benefits, growth prospects and synergies expected by such acquisitions; our ability to accurately estimate customers’ demand and adjust our manufacturing and supply chain accordingly; our significant indebtedness, including the need to generate sufficient cash flows to service and repay such debt; dependence on a small number of markets and the rate of growth in these markets; dependence on and risks associated with distributors of our products; dependence on senior management; quarterly and annual fluctuations in our operating results; global economic conditions and concerns; the amount and frequency of our stock repurchases; cyclicality in the semiconductor industry or in our target markets; our competitive performance and ability to continue achieving design wins with our customers, as well as the timing of any design wins; prolonged disruptions of our or our contract manufacturers’ manufacturing facilities or other significant operations; our ability to improve our manufacturing efficiency and quality; our dependence on outsourced service providers for certain key business services and their ability to execute to our requirements; our ability to maintain or improve gross margin; our ability to protect our intellectual property and the unpredictability of any associated litigation expense; any expenses or reputational damage associated with resolving customer product warranty and indemnification claims; our ability to sell to new types of customers and to keep pace with technological advances; market acceptance of the end products into which our products are designed; our overall cash tax costs, legislation that may impact our overall cash tax costs and our ability to maintain tax concessions in certain jurisdictions; and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature.

All of the forward-looking statements are qualified in their entirety by reference to the factors listed above and those discussed under the heading “Risk Factors” in this prospectus and any accompanying prospectus supplement or free writing prospectus and/or in Broadcom-Singapore’s most recent annual report on Form 10-K, Item 1A under the heading “Risk Factors” and subsequent quarterly reports on Form 10-Q and in our or Broadcom-Singapore’s other filings with the SEC that are incorporated by reference in this prospectus or any accompanying prospectus supplement. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus or any prospectus supplement or incorporated by reference into this prospectus or any prospectus supplement may not in fact occur.

We undertake no intent or obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

You should carefully read this prospectus, any prospectus supplement, any free writing prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

OUR COMPANY

Broadcom Inc., a Delaware corporation, is the successor to Broadcom-Singapore. As part of the plan to cause the publicly traded parent company of Broadcom to be a Delaware corporation, after the close of market trading on April 4, 2018, Broadcom Inc. and Broadcom-Singapore completed a statutory scheme of arrangement under Singapore law (the “Scheme of Arrangement”). Pursuant to the Scheme of Arrangement, all Broadcom-Singapore ordinary shares outstanding immediately prior to the effective time of the Scheme of Arrangement were exchanged on a one-for-one basis for newly issued shares of Broadcom Inc. common stock and Broadcom-Singapore became an indirect wholly-owned subsidiary of Broadcom Inc.

Our office address is 1320 Ridder Park Drive, San Jose, California 95131, and our telephone number is (408) 433-8000. All of our operations are conducted through our various subsidiaries, which are organized and operated according to the laws of their country of incorporation, and consolidated by Broadcom.

Our website address is investors.broadcom.com. The information on, or accessible through, our website is not part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges for Broadcom Inc.’s subsidiary and its predecessor for the periods indicated.

	Year Ended						Six Months Ended
	November 3, 2013	November 2, 2014	November 1, 2015	October 30, 2016		October 29, 2017	May 6, 2018
Ratio of earnings (loss) to fixed charges (1)	94.4	3.7	7.6	—	(2)	4.2	6.1

(1)

For purposes of computing this ratio of earnings to fixed charges, “fixed charges” consist of interest expense on all indebtedness plus amortization of debt issuance costs and accretion of debt discount, capitalized interest and an estimate of interest expense within rental expense. “Earnings” consist of pre-tax income (loss) from continuing operations plus fixed charges.

(2)	Earnings for the year ended October 30, 2016 were inadequate to cover fixed charges as the coverage deficiency was $1,123 million.

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we intend to use the net proceeds from the sale of our securities under this prospectus for our general corporate purposes. We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), which a have been publicly filed with the SEC. The terms of our common stock and preferred stock may also be affected by General Corporation Law of the State of Delaware (the “DGCL”).

General

Our authorized capital stock consists of 2,900,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock do not have any cumulative voting rights, including in the election of directors. More information on the voting rights of stockholders is included in the subsection titled “Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies” below. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

The rights, preferences and privileges of the holders of Broadcom common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to an aggregate of 100,000,000 shares of preferred stock from time to time in one or more series. Our board of directors can designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deferring or preventing a change in control of our company, which might harm the market price of our common stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws and the DGCL

Some provisions of the DGCL and our Certificate of Incorporation and Bylaws could make the following transactions difficult: acquisition of Broadcom Inc. by means of a tender offer; acquisition of Broadcom Inc. by means of a proxy contest or otherwise; or removal of incumbent officers and directors of Broadcom Inc. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of Broadcom Inc., including transactions that might result in a premium over the market price for Broadcom Inc. shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Broadcom Inc. to first negotiate with the Company’s board of directors. We believe that the benefits of protection to Broadcom Inc.’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Broadcom Inc. outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Broadcom Inc. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

Special Stockholder Meetings

Our Bylaws provide that a special meeting of stockholders may be called only by the Company’s board of directors or by two or more stockholders holding at least 10% of the total number of issued and outstanding shares of Broadcom Inc.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

No Stockholder Action by Written Consent

Our Certificate of Incorporation and Bylaws do not provide for the right of stockholders to act by written consent without a meeting.

Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies

Our board of directors consists of not less than one nor more than 13 directors. In any uncontested elections of directors, a director nominee for the board of directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote at a meeting of the stockholders for the election of directors at which a quorum is present, voting together as a single class. An incumbent director who is nominated for an uncontested election and fails to receive a majority of the votes present and voting for such director’s reelection would be required to tender his or her resignation to the board of directors. The Nominating and Corporate Governance Committee of the board of directors (or any future committee the equivalent thereof) will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act on the recommendation of such committee and will publicly disclose its decision within 90 days from the date of the certification of the election results. In a contested election, a plurality voting standard applies to director elections. Our directors are elected until the expiration of the term for which they are elected and until their respective successors are duly elected and qualified.

Our directors may be removed only by the affirmative vote of at least a majority of the holders of our then-outstanding common stock. Furthermore, any vacancy on the board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may be filled only by a majority vote of the board of directors then in office, even if less than a quorum, or by the sole remaining director. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Broadcom Inc., because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our Certificate of Incorporation and Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, the Broadcom Inc. Certificate of Incorporation or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of the Certificate of Incorporation and Bylaws

The amendment of any of the provisions in the Certificate of Incorporation would require approval by a stockholder vote by the holders of at least a majority of the voting power of the then outstanding voting stock. Our Bylaws may be amended by the board of directors or by the holders of at least a majority of the voting power of the then outstanding voting stock.

The provisions of the DGCL, our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation contains provisions that limit the liability of our directors and officers monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors and officers are not personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director or officer derived an improper personal benefit.

Each of our Certificate of Incorporation and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered into agreements with our directors and officers and expect to enter into agreements to indemnify other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding to the fullest extent permitted by applicable law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

The NASDAQ Global Select Market Listing

Our common stock is listed on Nasdaq under the symbol “AVGO.”

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and Wilmington Trust, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Broadcom,” “we,” “our” or “us” refer to Broadcom Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities, pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which, and in the terms and conditions upon which, securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which, and the price or prices at which, we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest, if any, on the debt securities will be made;

•

if payments of principal of, or premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of, or change in, the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of, or change in, the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”) or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Broadcom) is a corporation organized and validly existing under the laws of the Republic of Singapore, any member state of the

European Union, the Cayman Islands or any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the above, any subsidiary of Broadcom may consolidate with, merge into or transfer all or part of its properties to Broadcom. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Broadcom; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of

Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and interest, if any, on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall send to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has actual knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of, or extend the time for, payment of interest (including default interest) on any debt security;

•

reduce the principal of, or premium on, or change the fixed maturity of, any debt security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, or premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, rights, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement or free writing prospectus, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•

an Event of Default has occurred and is continuing with respect to such series of securities, we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement or free writing prospectus, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We, or any of the selling securityholders, may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Broadcom Inc. Additional legal matters may be passed upon for us, any selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended October 29, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Broadcom Corporation and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

$3,000,000,000

Broadcom Inc.

    % Mandatory Convertible Preferred Stock, Series A

Joint Book-Running Managers

(in alphabetical order)

BofA Merrill Lynch	Citigroup	J.P. Morgan	Morgan Stanley

Barclays	BMO Capital Markets	BNP PARIBAS

HSBC	RBC Capital Markets	Wells Fargo Securities

                    , 2019